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Exhibit 2.1

Execution Copy

CONTRIBUTION AGREEMENT

dated as of August 25, 2006

among

Paramount Acquisition Corp.,

BioValve Technologies Inc.,

BTI Tech, Inc.

and Valeritas LLC

i

Exhibits:

Exhibit A	Form of Limited Liability Company Agreement
Exhibit B	Form of Membership Unit Warrants
Exhibit C	Form of LLC Option
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Charter Amendment
Exhibit F	Form of Amended Bylaws of Paramount
Exhibit G	Form of Manufacturing Agreement Term Sheet
Exhibit H	Form of Stock Incentive Plan

Index of Defined Terms

—A—
Accounts Receivable	38
Adverse Recommendation Change	25
Affiliate	38
Agreement	1
AMEX	4
Apportioned Obligations	31
Assumed Liabilities	38
—B—
Benefit Plan	38
BioValve	1
BioValve Disclosure Schedule	4
BioValve Indemnified Party	34
BioValve Indemnity Threshold	34
BioValve Takeover Proposal	27
BioValve Tax Group	10
BioValve Warrants	1
Bridge Loan Agreements	1
Bridge Registration Rights Agreement	1
Bridge Warrant Agreement	1
Bridge Warrant Shares	1
Bridge Warrants	1
BTI	1
BTI Membership Units	38
Business Day	38
Business Intellectual Property	38
Buyers	1
—C—
Capital Stock	38
Charter Amendment	4
Closing	3
Closing Date	3
Closing Date Payment	2
Code	38
Company	1
Company Bridge Loan Agreement	1
Company Material Adverse Effect	38
Constitutive Documents	39
Contingent Obligation	39
Contract	39
Contributed Assets	39
Control	39
Controlled	39
—D—
DGCL	17
Disclosure Schedule	14
—E—
EarlyBird Option	16
Earnout Units	39
Environmental Law	39
Environmental Liability	40
Environmental Permits	40
Exchange Act	16
Exchange Shares	1
Excluded Assets	40
Excluded Liabilities	40
—F—
FDA	12
FDCA	12
Formation Agreement	40
Formation Date	1
—G—
Governmental Entity	40
Governmental Licenses	40
Guaranty	1
—H—
Hazardous Materials	40
HSR Act	6
—I—
Indebtedness	40
Indemnified Party	34
Indemnifying Party	41
Initial BioValve Membership Units	2
Initial Paramount Membership Units	2
Intellectual Property	41
Intellectual Property Rights	7
IP Liens	7
IPO Shares	41
IPO Warrant Agreement	16
Item 2.01 Form 8-K	29
—J—
Judgment	5
—K—
Knowledge	41
—L—
Law	5
Legal Proceeding	41
Legal Restraints	32
Lien	5
Limited Liability Company Agreement	1
LLC Option	3
Losses	41
—M—
Major Marketing Agreement	41
Manufacturing Agreement	31
Members	41
Membership Interest	41
Membership Unit Warrants	3
Membership Units	41
—N—

v

Nasdaq	4
Notes	1
Notice of Superior Proposal	26
—O—
Original Agreement	1
Outside Date	36
—P—
Paramount	1
Paramount Board	15
Paramount Board Recommendation	25
Paramount Bylaws	41
Paramount Capital Stock	16
Paramount Cash Contribution	2
Paramount Charter	41
Paramount Common Stock	16
Paramount Contracts	19
Paramount Disclosure Schedule	14
Paramount Indemnified Party	34
Paramount Indemnity Threshold	34
Paramount Material Adverse Effect	41
Paramount Preferred Stock	16
Paramount SEC Documents	17
Paramount Stockholder Approval	15
Paramount Stockholders Meeting	25
Paramount Takeover Proposal	27
Paramount Tax Group	19
Paramount Warrants	16
Percentage Interest	42
Permitted Liens	42
Person	42
Post-Closing Tax Period	31
Pre-Closing Budget	21
Pre-Closing Tax Period	42
Press Release	29
Product	42
Product Registrations	13
Proxy Statement	13
—R—
Registration Rights Agreement	3
Representatives	42
Returned Inventory	30
Revenue Payment	26
—S—
Sarbanes Oxley Act	18
Scheduled Contracts	42
SEC	13
Securities Act	14
Securities Purchase Agreement	1
Security Agreement	1
Share Conversion Amount	2
Share Exchange Agreement	1
Stock Incentive Plan	38
Superior Paramount Proposal	27
—T—
Tax	42
Tax Return	42
Third Party Claim	42
Transaction Agreements	42
Transfer Taxes	32
Trust Account	17
Trust Agreement	17
Trustee	17
—U—
Underwriting Agreement	15
—V—
Voting Paramount Debt	17

CONTRIBUTION AGREEMENT, dated as of August 25, 2006 (this "Agreement"), between Paramount Acquisition Corp., a Delaware corporation ("Paramount"), BioValve Technologies Inc., a Delaware corporation ("BioValve"), BTI Tech, Inc. a Delaware corporation ("BTI") and Valeritas LLC, a Delaware limited liability company (the "Company").

INTRODUCTION

        The boards of directors of each of BioValve, BTI and Paramount and the manager of the Company believe it is in the best interests of each company and their respective securities holders that BioValve, BTI, the Company and Paramount, as applicable, enter into this Agreement.

        BioValve and BTI formed the Company on August 2, 2006 (the "Formation Date"), and BioValve and BTI and the Company have entered into a limited liability company agreement (the "Original Agreement") as of the same date.

        On August 22, 2006, pursuant to the Formation Agreement, (i) BioValve contributed 99% of the Contributed Assets to the Company in exchange for 99% of the Membership Interests and (ii) BTI contributed the remaining 1% of the Contributed Assets to the Company in exchange for 1% of the Membership Interests.

        On August 24, 2006 (i) BioValve entered into the Securities Purchase Agreement (the "Securities Purchase Agreement"), among BioValve, the Company and the buyers parties thereto (the "Buyers"), (ii) the Company delivered the Senior Secured Convertible Exchangeable Notes (the "Notes") in favor of the Holders (as defined in the Notes), (iii) the Company delivered to each Buyer warrants exercisable for shares of Common Stock of BioValve (the "BioValve Warrants"), (iv) BioValve entered into the Guaranty (the "Guaranty") in favor of the Payee (as defined in the Guaranty), (v) the Company and the Buyers entered into the Warrant Agreement (the "Bridge Warrant Agreement"); (vi) the Company issued to each Buyer a warrant (the "Bridge Warrants") to purchase a number of shares of Paramount Common Stock specified in column (6) of the Schedule of Buyers attached to the Securities Purchase Agreement (as exercised, the "Bridge Warrant Shares"); and (vii) the Company entered into the Security Agreement (the "Security Agreement" and together with the Securities Purchase Agreement, the Note, the Guaranty, the BioValve Warrants, the Bridge Warrant Agreement and the Bridge Warrants, the "Company Bridge Loan Agreements") among the Company and the Collateral Agent (as defined in the Security Agreement) copies of each which have been delivered to Paramount.

        On the Closing Date, Paramount, BioValve, BTI and the Company shall enter into an amended and restated limited liability company agreement substantially in the form attached hereto as Exhibit A (the "Limited Liability Company Agreement"), which shall replace the Original Agreement in its entirety and provide for, among other things, the Initial BioValve Membership Units, the Initial Paramount Membership Units, the BTI Membership Units, the Earnout Units, the Warrant Milestone Payment and the Revenue Payment that may be delivered pursuant to Sections 10.1, 10.3(b) and 10.6, respectively, of the Limited Liability Company Agreement and the admission of Paramount as a member of the Company and to establish the respective rights and obligations of Paramount, BTI and BioValve with respect to the Company.

        On the Closing Date and in connection with the transactions effected pursuant to the Securities Purchase Agreement: (i) the Notes shall become exchangeable into shares of Paramount Common Stock (as exchanged, the "Exchange Shares"); (ii) Paramount and the Buyers will enter into a Share Exchange Agreement in the form attached as Exhibit D to the Securities Purchase Agreement (the "Share Exchange Agreement",) pursuant to which Paramount will agree to issue the Exchange Shares and the Bridge Warrant Shares in accordance with the terms thereof and the Limited Liability Company Agreement; and (iii) Paramount and the Buyers will enter into a registration rights agreement in the form attached as Exhibit C to the Securities Purchase Agreement (the "Bridge Registration Rights Agreement"; and together with the Company Bridge Loan Agreements and the Share Exchange Agreement, the "Bridge Loan Agreements").

        On the Closing Date, Paramount shall (i) make a cash capital contribution to the Company in exchange for (A) the Initial Paramount Membership Units, (B) warrants to acquire 19,550,000 additional Membership Units, (C) an option to acquire (1) 425,000 Membership Units and (2) warrants to acquire 850,000 Membership Units and (D) the right to receive a number of Membership Units equal to the number of Exchange Shares and Warrant Shares issued by Paramount; and (ii) pay BioValve (or its designee) the Closing Date Payment.

        In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, agree as follows:

ARTICLE 1
 FORMATION AND CONTRIBUTIONS

        Section 1.1    Formation of the Company.    Prior to the date hereof, BioValve and BTI have formed the Company and BioValve and BTI have each contributed a portion of the Contributed Assets to the Company in exchange for 99% and 1% of the Membership Interests, respectively.

        Section 1.2    Contributions by Paramount.    On the Closing Date, Paramount shall:

          (i)    contribute to the Company an amount in cash equal to (A) all amounts on deposit in the Trust Account on the Closing Date minus (B) the sum of (x) the amount of funds paid or payable to holders of IPO Shares who shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B, of the Paramount Charter and Section 8.8 of the Underwriting Agreement (the "Share Conversion Amount") and (y) the Closing Date Payment (such amount, the "Paramount Cash Contribution"), in immediately available funds, by wire transfer to an account designated by the Company; and

          (ii)   pay to BioValve (or its designee), $10,000,000 in cash (the "Closing Date Payment"), in immediately available funds by wire transfer to an account designated by BioValve.

        Section 1.3    Membership Interests.

        (a)   On the Closing Date, in exchange for Membership Interests received pursuant to the Formation Agreement, (i) BioValve shall receive 8,547,000 Membership Units less the Overage Adjustment, if any, and BTI shall receive 86,333 Membership Units (the "Initial BioValve Membership Units"), in each case free of all Liens, and (ii) BioValve shall receive (A) the right to receive the Warrant Milestone Payment pursuant to Section 10.3 of the Limited Liability Company Agreement, (B) the right to receive the Earnout Units that may be issued pursuant to Section 10.1 of the Limited Liability Company Agreement and (C) the right to receive the Revenue Payment that may be paid pursuant to Section 10.6 of the Limited Liability Company Agreement.

        (b)   In consideration of the payment of the Paramount Cash Contribution and the Closing Date Payment by Paramount, on the Closing Date, Paramount shall receive (i) a number of Membership Units equal to 11,900,000 minus the number of IPO Shares the holders of which have properly demanded that Paramount convert such IPO shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement, free of all Liens (such excess, the "Initial Paramount Membership Units"), (ii) warrants to acquire 19,550,000 additional Membership Units, (iii) an option to acquire (A) 425,000 Membership Units and (B) warrants to acquire 850,000 Membership Units and (iv) the right to receive under the Limited Liability Company Agreement a number of Membership Units equal to the number of Exchange Shares and Warrant Shares issued by Paramount.

        (c)   For purposes of Section 1.3(a):

        "Overage" means an amount equal to the excess, if positive, of (A) all cash and cash equivalents held by Paramount immediately prior to the Closing (including all amounts on deposit in the Trust

Account) less (B) any cash retained by Paramount and not contributed to the Company following the Closing less (C) all unpaid legal, accounting and other out-of-pocket fees and expenses incurred or owed by Paramount and those that the parties reasonably believe are attributable to Paramount in connection with this Agreement, the other Transaction Agreement and the transactions contemplated hereby and thereby (in each case, as reasonably determined by Paramount and BioValve) less (D) the Share Conversion Amount, less (E) $52,500,000.

        "Overage Adjustment" means a number of Membership Units (rounded to the nearest whole Membership Unit) equal to quotient of (A) the lesser of the Share Conversion Amount and the Overage over (B) $4.41.

ARTICLE 2
 CLOSING

        Section 2.1    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Covington & Burling, 1330 Avenue of the Americas, New York, New York, at 10:00 a.m. on the date as soon as practicable, and in any event not later than two Business Days, following satisfaction of all conditions and taking of all other actions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 8 (or, to the extent permitted by Law, waived by the parties hereto entitled to the benefits thereof), or on such other date, and at such other time or place, as Paramount and BioValve may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        Section 2.2    Closing Deliveries.    (a) At the Closing, the Company shall deliver or cause to be delivered:

          (i)    to Paramount, evidence of the formation and good standing of the Company;

          (ii)   to Paramount, a certificate representing the Initial Paramount Membership Units, free and clear of Liens, duly issued in the name of Paramount;

          (iii)  to BioValve, a certificate representing the Initial BioValve Membership Units, free and clear of Liens, duly issued in the name of BioValve;

          (iv)  to BTI, a certificate representing the BTI Membership Units, free and clear of Liens, duly issued in the name of BTI;

          (v)   to Paramount, BTI and BioValve, the Limited Liability Company Agreement, executed by the Company;

          (vi)  to Paramount, the membership unit warrants substantially in the form of Exhibit B (the "Membership Unit Warrants"), executed by the Company; and

          (vii) to Paramount, an option to purchase Membership Units and Membership Unit Warrants substantially in the form of Exhibit C (the "LLC Option"), executed by the Company.

        (b)   At the Closing, BioValve shall deliver or cause to be delivered to Paramount, BTI and the Company, the Limited Liability Company Agreement and the registration rights agreement substantially in the form of Exhibit D (the "Registration Rights Agreement"), each executed by BioValve.

        (c)   At the Closing, Paramount shall deliver or cause to be delivered:

          (i)    to the Trustee the notice required to terminate the Trust Account with instructions to pay out of funds in the Trust Account (A) the Closing Date Payment to BioValve and (B) the Paramount Cash Contribution to the Company;

          (ii)   to BioValve, BTI and the Company, the Limited Liability Company Agreement and the Registration Rights Agreement, each executed by Paramount; and

          (iii)  to the Buyers, the Share Exchange Agreement and the Bridge Registration Rights Agreement, each executed by Paramount.

        (d)   At the Closing, BTI shall deliver or cause to be delivered to BioValve, Paramount and the Company, the Limited Liability Company Agreement and the Registration Rights Agreement, each executed by BTI.

        Section 2.3    Paramount Charter and Bylaws.    The Paramount Charter as in effect immediately prior to the Closing Date, shall be amended immediately prior to the Closing Date so as to read in its entirety in substantially the form set forth as Exhibit E hereto (the "Charter Amendment"), and, as so amended, shall be the certificate of incorporation of Paramount until thereafter changed or amended as provided therein or by applicable Law. The Paramount Bylaws, as in effect immediately prior to the Closing Date shall be amended immediately prior to the Closing Date so as to read in their entirety in substantially the form set forth as Exhibit F hereto, and, as so amended, shall be the Bylaws of Paramount until thereafter changed or amended as provided therein or by applicable Law.

        Section 2.4    Name; Headquarters; Stock Symbol.    As of and after the Closing Date (i) the name of Paramount shall be changed to "Valeritas, Inc."; (ii) the corporate headquarters and principal executive offices of Paramount shall be located at such location in the United States as shall be designated by the Company; and (c) Paramount shall cause the symbol under which the Paramount Common Stock and Paramount Warrants are traded on the OTC Bulletin Board, the Nasdaq Stock Market, Inc. ("Nasdaq") or the American Stock Exchange LLC ("AMEX") to change to a symbol as determined by Paramount that, if available, is reasonably representative of the post-Closing name of Paramount or business of the Company.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES OF BIOVALVE

        Except as set forth in the disclosure schedule prepared by BioValve and delivered on the date hereof (the "BioValve Disclosure Schedule") (any fact or item disclosed in any section or subsection of the BioValve Disclosure Schedule shall be deemed to be disclosed with regard to any other section or subsection of the BioValve Disclosure Schedule, so long as it is reasonably apparent from the face of such disclosure that such disclosure is applicable as an exception to the representation and warranty in such other section or subsection (by cross-reference or otherwise)) and as otherwise specifically contemplated by this Agreement or any other Transaction Agreement, BioValve, BTI and the Company each represent and warrant to Paramount as follows, as of the date of this Agreement and as of the Closing:

        Section 3.1    Organization and Existence.    BioValve, BTI and the Company are each duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to carry on its operations as now being conducted and is duly qualified or licensed to do business in and in good standing in each jurisdiction in which the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than any failure to have such qualifications and licenses that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. BioValve, BTI and the Company have, prior to the date hereof, delivered to Paramount true and complete copies of their respective Constitutive Documents.

        Section 3.2    Power and Authority; Binding Agreement.    Each of BioValve, BTI and the Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder. Each of the Company, BTI and BioValve has, or on the Closing Date will have, the requisite power and authority to enter into the Transaction Agreements and to perform their respective obligations thereunder. This Agreement is a valid and binding obligation of BioValve, BTI and the Company, enforceable against

BioValve, BTI and the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally and (b) general principles of equity. When executed, each Transaction Agreement to which BioValve, BTI or the Company is a party will be the valid and binding obligation of BioValve, BTI and the Company enforceable against each of them in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally and (b) general principles of equity. The board of directors and the stockholders of BioValve and BTI and the manager of the Company have approved this Agreement, the other Transaction Agreements to which BioValve, BTI and the Company is a party and the transactions contemplated hereby and thereby, as applicable. No other act, approval or proceedings on the part of BioValve, BTI or their respective stockholders or the members or manager of the Company is, or will be, required to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which BioValve, BTI or the Company is a party or the consummation of the transactions contemplated hereby and thereby.

        Section 3.3    Capitalization of BioValve, BTI and the Company.    (a) As of the date hereof, other than the Company, BTI and BioValve (other than BTI) do not have any subsidiaries or own or hold, or have any Contract to acquire, any equity or other securities in any other entity.

        (b)   BioValve owns 100% of the Capital Stock of BTI. BioValve and BTI together own 100% of all Membership Interests, free and clear of all Liens. BioValve is the sole manager of the Company. On the Closing Date, no legend or other reference to any purported Lien will appear upon any certificate representing a Membership Interest, except as required by the Limited Liability Company Agreement and applicable Law. When issued in accordance with this Agreement and the Limited Liability Company Agreement, all of the Membership Interests will have been duly authorized and validly issued and fully paid and nonassessable. Other than the Limited Liability Company Agreement and the other Transaction Agreements, there are no Contracts relating to the issuance, sale, or transfer of any interest in the Company. The Membership Interests to be issued pursuant to this Agreement and the Limited Liability Company Agreement will not be issued in violation of any Law. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person.

        Section 3.4    Noncontravention.    (a) The execution and delivery by BioValve, BTI and the Company of this Agreement and the other Transaction Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby and the compliance by BioValve, BTI and the Company with the provisions hereof and thereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law (a "Lien") other than a Permitted Lien, in or upon any of the properties or assets of BioValve, BTI or the Company or any of the Contributed Assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of BioValve, BTI and the Company, (ii) except as set forth in Section 3.4(a)(ii) of the BioValve Disclosure Schedule, any material Contract to which BioValve, BTI or the Company is a party or bound by or its properties or assets are bound by or subject to or otherwise under which BioValve and the Company has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 3.4(b)(i), any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity (a "Law") or any judgment, order or decree (a "Judgment"), in each case applicable to BioValve, the Company or the Contributed Assets, other than in the cases of clauses (ii) or (iii) any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (b)   Except as set forth in Section 3.4(b) of the BioValve Disclosure Schedule, no consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to BioValve, BTI or the Company in connection with the execution and delivery by BioValve, BTI and the Company of this Agreement, the other Transaction Agreements, the consummation by BioValve, BTI and the Company of the transactions contemplated hereby or thereby or the compliance by BioValve, BTI and the Company with the provisions hereof and thereof, except (i) for filings required under, and compliance with other applicable requirements of, the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 3.5    Compliance with Laws.    BioValve and BTI are, and since their formation have been, in material compliance with all Laws and Judgments applicable to the Contributed Assets. The Company is, and since its formation has been, in material compliance with all Laws and Judgments applicable to it. Neither BioValve, BTI nor the Company has received, since its formation, a written notice or other written communication alleging a material violation by BioValve, BTI or the Company of any Law or Judgment applicable to the Contributed Assets.

        Section 3.6    Governmental Licenses.    Except as set forth in Section 3.6 of the BioValve Disclosure Schedule, the Company validly holds and has in full force and effect all material Governmental Licenses and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person any right of termination, amendment or cancellation of, any Governmental License. BioValve and the Company have complied in all material respects with the terms and conditions of all Governmental Licenses issued to or held by it, and such Governmental Licenses will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. No proceeding is pending or, to BioValve's Knowledge, threatened seeking the revocation or limitation of any such Governmental License. Section 3.6 of the BioValve Disclosure Schedule lists each Governmental License currently held by the Company. All of the Governmental Licenses listed in Section 3.6 of the BioValve Disclosure Schedule are held in the name of the Company, and none are held in the name of any current or former director, officer, employee, independent contractor or consultant of BioValve or agent or otherwise on behalf of BioValve.

        Section 3.7    Absence of Changes or Events.    (a) Except as set forth in Section 3.7 of the BioValve Disclosure Schedule, since March 31, 2006 (i) the Contributed Assets have been used by the Company and BioValve only in the ordinary course of business, (ii) there has occurred no Company Material Adverse Effect, and (iii) neither BioValve, BTI nor the Company has taken any of the actions that, if taken after the date of this Agreement, would constitute a breach by BioValve, BTI or the Company of any of the covenants set forth in Section 5.3(a), (b) and (c).

        (b)   Neither the Formation Agreement nor any of the Company Bridge Loan Agreements has been amended, and no term, condition, covenant or agreement contained therein has been waived by any party thereto.

        Section 3.8    Undisclosed Liabilities.    Except with respect to their respective obligations under the Transaction Agreements, the Company has no liabilities or obligations of any nature, and, BTI and BioValve have no liabilities or obligations relating to the Contributed Assets (in each case whether known, absolute, contingent, accrued or otherwise), in each case except for such liabilities and obligations (a) that are immaterial and have been incurred in the ordinary course of business since the Formation Date and (b) under the Scheduled Contracts.

        Section 3.9    Assets other than Real Property.    Except as set forth in Section 3.9 of the BioValve Disclosure Schedule, (i) the Company has good and marketable title to, or has valid leasehold interests in, all of the Contributed Assets free and clear of all Liens (other than Permitted Liens) and (ii) other than the Excluded Assets, the Contributed Assets constitute all of the assets, properties, permits, rights, agreements and other Contract rights and interests that are necessary to enable the Company to operate the Contributed Assets in a manner consistent with the Company's drug delivery/medical device initiative.

        Section 3.10    Real Property.    BioValve, BTI and the Company do not own, and since their respective inceptions have not owned, any real property. The Company is not a party to any lease of real property.

        Section 3.11    Contracts.    (a) Other than the Scheduled Contracts, there are, to BioValve's Knowledge, no Contracts that are material to the Contributed Assets or the Company or by which any material Contributed Assets are bound or are subject.

        (b)   Except as set forth in Section 3.11(b) of the BioValve Disclosure Schedule:

          (i)    BioValve or the Company, as applicable, has performed each material term, covenant and condition of each Scheduled Contract and no default or event which, with the passing of time or giving of notice (or both), would constitute a material default on the part of BioValve, or to BioValve's Knowledge, any other party thereto, exists under any such Scheduled Contract;

          (ii)   each of the Scheduled Contracts is in full force and effect, and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to BioValve's Knowledge, against each other party thereto;

          (iii)  BioValve has furnished Paramount with true, correct and complete copies of the Scheduled Contracts, including all amendments, modifications and supplements thereto;

          (iv)  No consent, approval or waiver of any Person was required in connection with the assignment to the Company of all of BioValve's right, title and interest in and to each of the Scheduled Contracts;

          (v)   the Scheduled Contracts do not contain any provision that results in automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any Scheduled Contract to terminate, accelerate or receive any payment or other materially more favorable terms and conditions upon occurrence of the transactions contemplated hereby; and

          (vi)  there are no Persons holding a power of attorney on behalf of BioValve or the Company that would enable such Persons to sell, lease or otherwise encumber any of the Contributed Assets.

        Section 3.12    Intellectual Property.    (a) Section 3.12(a) of the BioValve Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Business Intellectual Property. "Intellectual Property Rights" means (i) all intellectual property rights as listed in Section 3.12(a) of the BioValve Disclosure Schedule, together with (ii) any other type of rights in Intellectual Property that are owned or Controlled by the Company or BioValve related to the Device Assets. Except to the extent set forth in Section 3.12(a) of the BioValve Disclosure Schedule, all Intellectual Property Rights are either (i) owned by, or subject to an obligation of assignment to, the Company free and clear of all Liens (other than Permitted Liens) or other exceptions to title that restrict the use by the Company of the Intellectual Property Rights in any way or require the Company to make any payment or give anything of value as a condition to its use in any way of the Intellectual Property (collectively, "IP

Liens"), or (ii) Controlled by the Company free and clear (to BioValve's Knowledge) of all IP Liens. To BioValve's Knowledge, with respect to all Intellectual Property Rights that are United States patents or applications subject to a terminal disclaimer against another patent or application, each such patent or application has been and remains commonly owned with the patent or application it is terminally disclaimed against since the terminal disclaimer was filed with the United States Patent Office. Except to the extent indicated in Section 3.12(a) of the BioValve Disclosure Schedule, the Company is the sole legal and beneficial owner of all Business Intellectual Property. There are no actions pending or, to BioValve's Knowledge, threatened (whether orally or in writing) with regard to the ownership or Control by BioValve or the Company of any Intellectual Property Rights. Except as specified in Section 3.12(a) of the Disclosure Schedule, on the date of the Formation Agreement, BioValve had the legal power to convey to the Company all of its ownership or Control in the Intellectual Property Rights.

        (b)   Except as disclosed in Section 3.12(b) of the BioValve Disclosure Schedule, to BioValve's Knowledge, the Intellectual Property Rights have not been infringed, and are not being infringed.

        (c)   There are no pending or, to BioValve's Knowledge, threatened claims (whether orally or in writing) that the manufacture, use, sale, offer to sell or importation by BioValve of any Product or the use or operation of the Device Assets has infringed or is infringing any Intellectual Property of any Person. Except for any third-party intellectual property rights referred to in Section 3.12(c) of the BioValve Disclosure Schedule, to BioValve's Knowledge, there are no Intellectual Property Rights controlled by any Person which, if asserted, would impair the Company's ability, without payment to such Person, to manufacture, use, sell, offer to sell or import any Product or to use or operate the Device Assets. Each Product is claimed by one or more of the claims of the patents and patent applications identified in Section 3.12(a) of the BioValve Disclosure Schedule and, with respect to each Product, a claim of infringement of one or more such claims could reasonably be asserted if a Person not licensed by BioValve engaged in the manufacture, sale or use of such Product.

        (d)   (i) The patent applications listed in Section 3.12(a) of the BioValve Disclosure Schedule that are owned by the Company (and, to BioValve's Knowledge, such material patent applications that are otherwise Controlled by the Company) are pending and have not been abandoned, and have been and continue to be prosecuted. All patents, registered trademarks and applications therefor and, to BioValve's Knowledge, all such material patents, registered trademarks and applications otherwise Controlled by the Company, in each case that are included in the Contributed Assets, have been duly registered or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.12(a) of the BioValve Disclosure Schedule, all necessary affidavits of continuing use (and, to BioValve's Knowledge, with respect to such material patents, registered trademarks and applications otherwise Controlled by the Company) have been timely filed, and all necessary maintenance fees timely paid to continue all such rights in effect. None of the patents listed in Section 3.12(a) of the BioValve Disclosure Schedule that are owned by the Company (and, to BioValve's Knowledge, no such material patents that are otherwise Controlled by the Company) have expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no ongoing interferences, oppositions, reissues, or reexaminations, inter partes proceedings or proceedings other than examination or prosecution in the ordinary course that could result in a loss or limitation of a patent right or claim involving any of the patents or patent applications listed in Section 3.12(a) of the BioValve Disclosure Schedule and owned by the Company (and, to BioValve's Knowledge, with respect to material patents or patent applications, Controlled by the Company).

          (ii)   Except as set forth in Section 3.12(d)(ii) of the BioValve Disclosure Schedule, to the Knowledge of BioValve, there are no published patents, patent applications, articles or other prior art references, or any other prior art or material information, that would reasonably be expected to render invalid in whole or in part any patent listed in Section 3.12(a) of the BioValve Disclosure Schedule or any claim therein. To the Knowledge of BioValve, each person substantively involved in the preparation or prosecution of any patent application identified in Section 3.12(a) of the disclosure schedule has met its duty of good faith and candor to the United States Patent and Trademark Office, including without limitation as required under 37 C.F.R. 1.56, and complied with analogous Laws and regulations outside the United States requiring disclosure of references and information material to the patentability of patent application claims that may be pending at any time. Each of the patents and patent applications listed in Section 3.12(a) of the BioValve Disclosure Schedule that were filed by BioValve properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending.

          (iii)  Each inventor named on the patents and patent applications listed in Section 3.12(a) of the BioValve Disclosure Schedule that were filed by BioValve, alone or together with any joint owners, has actually assigned his or her entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to BioValve, except as set forth in Section 3.12(a) of the BioValve Disclosure Schedule. Each such assignment has been recorded in the United States Patent and Trademark Office or applicable foreign patent office at a time and in a manner providing BioValve, to the extent available under applicable law, with ownership priority over subsequent assignees of the inventor or inventors. To the Knowledge of BioValve, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to BioValve or appropriate owners under such agreement with BioValve or such appropriate owners, as the case may be.

        (e)   Section 3.12(e) of the BioValve Disclosure Schedule sets forth a true, complete and accurate list of all Contracts with respect to any options, rights, licenses or interests of any kind relating to Intellectual Property Rights that have been granted (i) to BioValve or the Company (other than agreements commonly generated in the ordinary course of business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements and evaluation agreements) that individually and in the aggregate have not caused and would not reasonably be expected to cause a Company Material Adverse Effect) or (ii) by BioValve and the Company to any other Person (other than agreements commonly generated in the ordinary course of business (including software licenses for generally available software, employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements, clinical trial agreements and evaluation agreements) that individually and in the aggregate have not caused and would not reasonably be expected to cause a Company Material Adverse Effect). Section 3.12(e) of the BioValve Disclosure Schedule sets forth, all material Contracts under which the Company is obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any Intellectual Property Rights with respect to the commercialization of any Products or with respect to the use or operation of the Device Assets.

        (f)    BioValve has used its commercially reasonable efforts to maintain its confidential information and trade secrets in confidence, including by entering into Contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

        (g)   BioValve and the Company operate reasonable procedures designed to ensure the recording and maintenance of all know-how that is material to the Device Assets or likely to be patentable.

        (h)   Except as set forth in Section 3.12(h) of the BioValve Disclosure Schedule, all BioValve employees having access to the Business Intellectual Property and other proprietary information of BioValve in each case related to the Device Assets, its customers or business partners and inventions owned by BioValve have executed and delivered to BioValve an agreement regarding the protection of such proprietary information and the assignment to BioValve of inventions and Intellectual Property

Rights (in the case of proprietary information of BioValve's customers and business partners, to the extent required by such customers and business partners); and true and complete copies of all such Contracts have been provided to Paramount. Except as set forth in Section 3.12(h) of the BioValve Disclosure Schedule, BioValve has secured valid written assignments to BioValve, from its employees who were involved in, or who contributed to, the creation or development of any Intellectual Property Rights, of the rights to such contributions that may be owned by such persons or that BioValve does not already own by operation of Law, including obtaining valid written assignments to BioValve from the inventors of any and all pending patent applications. Except as set forth in Section 3.12(h) of the BioValve Disclosure Schedule, no such employees have any right, license, claim or interest whatsoever in or with respect to any Intellectual Property Rights.

        Section 3.13    Legal Proceedings.    Except as disclosed in Section 3.13 of the BioValve Disclosure Schedule: (a) neither BioValve, BTI nor the Company is a party to, nor to BioValve's Knowledge, is threatened with, any Legal Proceeding related to the Company or the Contributed Assets, and (b) to BioValve's Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Legal Proceeding; and (c) there are no Judgments outstanding against BioValve, BTI or the Company that are material to the Company or the Contributed Assets.

        Section 3.14    Taxes.    Except as set forth in Section 3.14 of the BioValve Disclosure Schedule (with paragraph references corresponding to those set forth below):

        (a)   All Tax Returns required to be filed by the Company, and any affiliated, combined, consolidated or unitary group of which the Company is or has been a member (a "BioValve Tax Group"), have been timely filed.

        (b)   Company has timely paid all Taxes that were required to have been paid on or prior to the date hereof, the nonpayment of which could result in a Lien (other than a Permitted Lien) on any Contributed Asset. The Company has established, in accordance with generally accepted accounting principles, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Contributed Assets or the operation of the Company's business and the Company and are incurred or attributable to the Pre-Closing Tax Period, the nonpayment of that would result in a Lien (other than a Permitted Lien) on any Contributed Asset.

        (c)   The Company has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

        (d)   The Scheduled Contracts will not, individually or collectively, give rise to any payment (whether in cash or property) that would be non-deductible pursuant to Section 162(a)(1), 162(m), 162(n) or 280G of the Code, following the Closing Date.

        Section 3.15    Insurance.    The Company maintains, or under contractual arrangements is named as an additional insured in, policies or binders of fire, liability, workers' compensation, vehicular and other insurance and in such amount and with such limits as are considered reasonable by the Company and BioValve. A true, correct and complete list of such policies insuring the Company and the Contributed Assets is set forth in Section 3.15 of the BioValve Disclosure Schedule (the "BioValve Insurance Policies"). Such policies and binders are in full force and effect.

        Section 3.16    [Intentionally Omitted.]

        Section 3.17    Employee and Labor Matters.    (a) There is not, and since BioValve's formation there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, or, to BioValve's Knowledge, threatened, against BioValve or the Company. To BioValve's Knowledge, no union organizational campaign or petition for certification is in progress with respect to Business Personnel. Neither BioValve nor the Company is a party to any collective bargaining or other similar labor Contracts. There are no pending, or, to BioValve's Knowledge, threatened, charges against BioValve, the Company or any of their employees before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices. Since BioValve's and the Company's formation, neither BioValve nor the Company has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of BioValve or the Company, respectively, and, to BioValve's Knowledge, no such investigation is in progress. To BioValve's Knowledge, no activity of any employee of BioValve or the Company as or while an employee of BioValve or the Company, as applicable; has caused a material violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other similar Contract.

        (b)   Except as indicated in Section 3.17(b) of the BioValve Disclosure Schedule, (i) all employees are employed on an "at-will" basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) BioValve's or the Company's relationships with all individuals who act on their own as contractors or other service providers to BioValve or the Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, and (iii) no employee is on disability or other leave of absence. BioValve and the Company have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Except as set forth in Section 3.17(b) of the BioValve Disclosure Schedule, neither BioValve nor the Company has sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.

        Section 3.18    Environmental Matters.    Except as disclosed in Section 3.18 of the BioValve Disclosure Schedule:

        (a)   BioValve and the Company's operation of their respective businesses and the Contributed Assets is in compliance in all material respects with all Environmental Laws and Environmental Permits. There are no unresolved or, to BioValve's Knowledge, threatened (whether orally or in writing) enforcement actions against BioValve (with respect to the Contributed Assets), BTI or the Company with respect to the Contributed Assets, alleging non-compliance with Environmental Law or Environmental Permits. To BioValve's Knowledge, there are no circumstances involving BioValve, BTI, the Company or the Contributed Assets that would reasonably be expected to result in any material Environmental Liability.

        (b)   To BioValve's Knowledge, no property (including soils, groundwater, surface water, buildings or other structures) presently or formerly owned or operated by BioValve, BTI or the Company was contaminated with any Hazardous Material on or prior to such period of ownership or operation. To BioValve's Knowledge, neither BioValve, BTI nor the Company is subject to any liability for Hazardous Material disposal or contamination on any third party property.

        (c)   BioValve and the Company have obtained and maintained in effect all material Environmental Permits and, where applicable, have filed timely applications for renewal or modification of such Environmental Permits. To BioValve's Knowledge, no material Environmental Permit is subject to review, major modification, revision, rescission, public notice and comment or prior consent by any

Governmental Entity as a result of the consummation of the transaction contemplated by this Agreement and the other Transaction Agreements.

        (d)   Neither BioValve, BTI nor the Company has received notice from any Person of any, and to BioValve's Knowledge there is no, condition, event or circumstance (including but not limited to the release or threatened release of any Hazardous Material at any property currently or formerly owned, leased or used by BioValve, BTI or the Company) that would reasonably be expected to result in a material Environmental Liability with respect to the Company or the Contributed Assets.

        (e)   BioValve has provided Paramount with true and complete copies of all environmental, health and safety reports, assessments, audits, plans, policies, guidance, data, records, material correspondence (in each case whether in printed or electronic form), prepared by or on behalf of BioValve or the Company with respect to any of its businesses, operations, assets, facilities or property (including without limitation, real property and Leased Properties), that are in BioValve's or the Company's control or custody other than those that are unrelated to the Contributed Assets.

        Section 3.19    Transactions with Affiliates.    Section 3.19 of the BioValve Disclosure Schedule describes any material transaction since BioValve's, BTI's and the Company's formation, as applicable, between BioValve, the Company or BTI, on the one hand, and any of their Affiliates, on the other hand, other than those transactions that are unrelated to the Company or Contributed Assets or any employment Contract, Contract not to compete with BioValve, Contract to maintain the confidential information of BioValve, or Contract assigning Intellectual Property Rights to BioValve, in each case listed in Section 3.12(a) of the BioValve Disclosure Schedule. Except as set forth in Section 3.19 of the BioValve Disclosure Schedule, no Affiliate of BioValve or the Company owns or has any interest in any property (real or personal, tangible or intangible), Intellectual Property Rights or Contract used or held for use in or pertaining to the Contributed Assets.

        Section 3.20    Regulatory Compliance.    (a) Each Product that is subject to the jurisdiction of the United States Food and Drug Administration (the "FDA") or subject to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDCA") or similar Laws in any foreign jurisdiction is being formulated, developed, manufactured, packaged, labeled, tested, marketed, distributed or sold in compliance with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, good clinical practices and good manufacturing practices (including the FDA's Quality System Regulations at 21 C.F.R. part 820), record keeping, and medical device reporting, recalls, corrections and removals. Neither BioValve nor the Company has received any notice or other communication from the FDA or any other Governmental Entity alleging any violation of any Law by BioValve or the Company applicable to any Product. Except as disclosed on Schedule 3.20 of the BioValve Disclosure Schedule, BioValve and the Company have not received any notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters and any other documents received from or issued by the FDA or any similar Governmental Entity that indicate or suggest lack of compliance with the FDA regulatory requirements or other applicable Laws of any similar Governmental Entity by BioValve, the Company or Persons covered by product applications or otherwise performing services for the benefit of BioValve or the Company with respect to any Product. No Product is subject to the jurisdiction of the United States Drug Enforcement Administration or any similar Governmental Entity or subject to the Controlled Substances Act, as amended, and the regulations promulgated thereunder.

        (b)   True, complete and accurate copies of BioValve's 510(k) Premarket Notifications filed with the FDA or similar applications in any state or foreign jurisdiction, as amended from time to time have been provided for review to Paramount. BioValve and the Company have heretofore provided for review to Paramount all material correspondence and contact information between BioValve or the Company on the one hand and the FDA and any other Governmental Entity on the other hand regarding the Products, and, to the extent provided to BioValve or the Company, between FDA and any other Governmental Entity relating thereto.

        (c)   To BioValve's Knowledge, neither BioValve, the Company, nor any officer, employee or agent of BioValve or the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither BioValve nor the Company nor, to BioValve's Knowledge, any officer, employee or agent of BioValve or the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law. Neither BioValve nor the Company nor, to BioValve's Knowledge, any officer, employee or agent of BioValve or the Company, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

        Section 3.21    Product Liability Claims; Product Recalls.    Neither BioValve nor the Company has received any written notice or other written communication from any Person regarding any actual, alleged, possible or potential claim by any Person or group of Persons, including any Governmental Entity, for money damages or any other form of relief, whether in law or equity, in respect of potential or actual injury or harm allegedly resulting from or due and owing in connection with the purchase, use, application of, or defect (including alleged failure to warn) relating to any of the Products, irrespective of the legal theory of liability. No Product has been the subject of any recall and neither BioValve nor the Company has received any written notice that the FDA or any other Governmental Entity has (i) commenced or threatened in writing to initiate any action to withdraw its approval or request the recall of any Product, or (ii) commenced or threatened in writing to initiate, any action to enjoin production of Products at any facility of any of BioValve or the Company.

        Section 3.22    Product Registrations.    Section 3.22(a) of the BioValve Disclosure Schedule sets forth, as of the date hereof, a list of all material Governmental Licenses granted to BioValve or the Company to market any of the Products (the "Product Registrations"). Except as set forth in Section 3.22(b) of the BioValve Disclosure Schedule, (i) the Company is the sole and exclusive owner of the Product Registrations and has not granted any right of reference to any Person with respect thereto and (ii) the Product Registrations do not include or require reference to any other Governmental Licenses or other filings with any Governmental Entity.

        Section 3.23    Information Supplied.    None of the information supplied or to be supplied by BioValve, BTI or the Company for inclusion or incorporation by reference in the proxy statement to be filed by Paramount with the Securities and Exchange Commission (the "SEC") relating to the Paramount Stockholder Approval (the "Proxy Statement") will, at the date it is first mailed to the Paramount stockholders or at the time of the Paramount Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 3.24    Purchase for Investment.    The Membership Interests issued or issuable to each of BioValve and BTI under this Agreement are being acquired for its own account for the purpose of investment. BioValve and BTI will refrain from transferring or otherwise disposing of any of the Membership Interests, or any interest therein, in such manner as to cause the Company or Paramount to be in violation of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities or blue sky laws.

        Section 3.25    Investment Experience.    Each of BioValve and BTI understands that the transactions contemplated by this Agreement involve substantial risk. BioValve and BTI are each an "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Without limiting the generality of the foregoing, each of BioValve and BTI has experience as an investor and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Membership Interests for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interests and protecting its own interests in connection with such investment.

        Section 3.26    Restricted Securities.    Each of BioValve and BTI understands that the Membership Interests are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired by it in a transaction not involving a public offering, and that the Membership Interests may be resold without registration under the Securities Act only in certain limited circumstances. Each of BioValve and BTI is familiar with and understands the resale limitations imposed by the Securities Act. Each of BioValve and BTI further understands that the Membership Interests (together with any securities that may be issued to BioValve and BTI, respectively, from time to time in respect thereof) are subject to the restrictions on transfer set forth in this Article 3 and the Limited Liability Company Agreement.

        Section 3.27    Brokers.    No broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Transaction Agreements for which Paramount or the Company could be liable.

        Section 3.28    No Other Business.    Except as contemplated by the terms of this Agreement or any other Transaction Agreement, BTI has no and has not had any other business or assets other than its Membership Interest in the Company.

        Section 3.29    No Other Warranties or Representations.    NEITHER BIOVALVE, BTI NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THOSE REFEREED TO IN THE NEW YORK UNIFORM COMMERCIAL CODE, EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR IN ANY OF THE CERTIFICATES FURNISHED BY BIOVALVE, BTI OR THE COMPANY PURSUANT HERETO OR THERETO.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF PARAMOUNT

        Except as set forth in the disclosure schedule prepared by Paramount and delivered on the date hereof (the "Paramount Disclosure Schedule", and together with the BioValve Disclosure Schedule, the "Disclosure Schedule") (any fact or item disclosed in any section or subsection of the Paramount Disclosure Schedule shall be deemed to be disclosed with regard to any other section or subsection of the Paramount Disclosure Schedule, so long as it is reasonably apparent from the face of such disclosure that such disclosure is applicable as an exception to the representation and warranty in such other section or subsection (by cross-reference or otherwise)) hereto and as otherwise contemplated by this Agreement or any other Transaction Agreement, Paramount represents and warrants to BioValve, BTI and the Company as follows, as of the date hereof and as of the Closing:

        Section 4.1    Organization and Standing.    Paramount is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Paramount has all requisite corporate power and authority to carry on its business as now being conducted. Since the date of its formation,

Paramount has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Agreements to which it is a party, and the performance of its obligations hereunder and thereunder. Paramount has, prior to the date hereof, delivered to BioValve true and complete copies of the Paramount Charter and the Paramount Bylaws.

        Section 4.2    Power and Authority; Binding Agreement.    (a) Paramount has all requisite corporate power and authority to execute and deliver this Agreement, to consummate transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by Paramount of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Paramount of transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Paramount, subject to the receipt of the Paramount Stockholder Approval and the filing of the Charter Amendment with the Secretary of State of Delaware. This Agreement has been, and at the Closing each other Transaction Agreement to which Paramount is a party will have been, duly executed and delivered by Paramount and, assuming the due execution and delivery of this Agreement and the other Transaction Agreement by BioValve, constitutes, or upon execution and delivery by Paramount, will constitute, a legal, valid and binding obligation of Paramount, enforceable against Paramount in accordance with its terms.

        (b)   The board of directors of Paramount (the "Paramount Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, (ii) determining that the terms of such transactions to be fair to and in the best interests of Paramount and its stockholders and (iii) recommending that Paramount's stockholders approve such transactions. Such resolutions are sufficient to render inapplicable to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL. No state takeover statute or similar statute or regulation applies or purports to apply to Paramount with respect to this Agreement and other Transaction Agreements or transactions contemplated hereby or thereby.

        (c)   The only vote of holders of any class or series of Paramount Capital Stock necessary to approve this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the approval of the Charter Amendment and the adoption of the Stock Incentive Plan) is the approval and adoption by the holders of a majority of the outstanding shares of Paramount Common Stock entitled to vote generally in the election of directors (the "Paramount Stockholder Approval"); provided, however, that Paramount may not consummate the transactions contemplated by this Agreement and the other Transaction Agreements if the holders of 20% or more in interest of the IPO Shares shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement dated as of October 21, 2005 between Paramount and EarlyBirdCapital, Inc. (the "Underwriting Agreement"). The affirmative vote of the holders of the Paramount Warrants is not necessary to approve this Agreement or any Transaction Agreement or any of the transactions contemplated hereby or thereby.

        (d)   The execution and delivery by Paramount of this Agreement and the other Transaction Agreements, and subject to the receipt of the Paramount Stockholder Approval, the consummation by Paramount of the transactions contemplated by this Agreement and the other Transaction Agreements, are in compliance with the terms of Article Sixth, paragraph B of the Paramount Charter and Sections 8.8 and 8.11 of the Underwriting Agreement. In accordance with Section 8.11 of the Underwriting Agreement, the Paramount Board in connection with the approvals referred to in Section 4.2(b), at a meeting duly called and held, unanimously adopted resolutions stating that the business to be acquired under this Agreement has a fair market value equal to at least 80% of net assets of Paramount.

        Section 4.3    Noncontravention.    (a) The execution and delivery by Paramount of this Agreement, the other Transaction Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance by Paramount with the provisions hereof and thereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or assets of Paramount under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of Paramount (subject to the approval, filing and effectiveness of the Charter Amendment), (ii) any Contract to which Paramount is a party or bound by or its properties or assets are bound by or subject to or otherwise under which Paramount has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law or Judgment, in each case, applicable to Paramount or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate have not had, and would not reasonably be expected to have, a Paramount Material Adverse Effect.

        (b)   No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Paramount in connection with the execution and delivery by Paramount of this Agreement, the other Transaction Agreements, the consummation by Paramount of the transactions contemplated hereby or thereby or the compliance by Paramount with the provisions hereof or thereof, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act, if applicable to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby; (ii) the filing with the SEC of (A) the Proxy Statement; (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreements the transactions contemplated hereby and thereby and (C) such registration statements under the Securities Act as may be required pursuant to the Registration Rights Agreement and the Bridge Registration Rights Agreement; (iii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Paramount to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

        Section 4.4    Capital Structure of Paramount.    The authorized Capital Stock of Paramount consists of 40,000,000 shares of common stock, par value $0.0001 per share (the "Paramount Common Stock") and 1,000,000 shares of preferred stock, par value $0.0001 per share, of Paramount (the "Paramount Preferred Stock" and, together with the Paramount Common Stock, the "Paramount Capital Stock"). Upon the effectiveness of the Charter Amendment and immediately following the Closing, the authorized Capital Stock of Paramount will be as set forth in Section 4.4 of the Paramount Disclosure Schedule. At the close of business on the date of this Agreement, (i) 11,900,000 shares of Paramount Common Stock and no shares of Paramount Preferred Stock were, and as of the Closing Date will be, issued and outstanding, and (ii) no shares of Paramount Common Stock were, and as of the Closing Date will be, held by Paramount in its treasury. At the close of business on the date of this Agreement, (x) warrants ("Paramount Warrants") issued pursuant to the warrant agreement dated as of October 21, 2005 between Paramount and Continental Stock Transfer & Trust Company (the "IPO Warrant Agreement") to purchase 19,550,000 shares of Paramount Common Stock and (y) options to purchase 425,000 units (each unit consisting of one share of Paramount Common Stock and two Paramount Warrants) (the "EarlyBird Option"), were, and as of the Closing Date will be, issued and outstanding. Except as set forth above and except as set forth in the Limited Liability Company Agreement, the Charter Amendment and the Bridge Loan Agreements, no shares of Capital Stock or other voting securities of Paramount were, at the close of business on the date of this Agreement, or will be as of the Closing Date, issued, reserved for issuance or outstanding. All outstanding shares of Paramount Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law (the "DGCL"), the Paramount Charter, the Paramount Bylaws or any Contract to which Paramount is a party. As of the close of business on the date of this Agreement there are not, and as of the Closing Date there will not be, any bonds, debentures, notes or other Indebtedness of Paramount having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Paramount Common Stock may vote ("Voting Paramount Debt"). Except as set forth above or in Section 4.4 of the Paramount Disclosure Schedule and except with respect to the Transaction Agreements, the Stock Incentive Plan and the EarlyBird Option, as of the date of this Agreement there are not, and as of the Closing Date there will not be, any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Paramount is a party (i) obligating Paramount to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any Capital Stock of or other equity interest in, Paramount or any Voting Paramount Debt, (ii) obligating Paramount to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Paramount Capital Stock. As of the date of this Agreement, other than as set forth in the Paramount Charter, the Underwriting Agreement, the IPO Warrant Agreement, the Trust Agreement or any Transaction Agreement, there are not and as of the Closing Date there will not be any outstanding contractual obligations of Paramount to repurchase, redeem or otherwise acquire any shares of Capital Stock of Paramount.

        Section 4.5    Trust Funds; Liquidation.    (a) As of the date hereof, and at all times from the date hereof until the Closing Date, Paramount has and will have no less than $52,500,000 invested in U.S. government securities in a trust account at Lehman Brothers Inc. (the "Trust Account"), held in trust by Continental Stock Transfer & Trust Company (the "Trustee") pursuant to the Investment Management Trust Agreement, dated as of October 21, 2005, between Paramount and the Trustee (the "Trust Agreement"). Upon consummation of the Closing and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable the Closing Date Payment to BioValve and the Paramount Cash Contribution to the Company, in each case free and clear of any Liens.

        (b)   Effective as of the Closing Date, the obligations of Paramount to dissolve or liquidate within a specified time period contained in Article Sixth of the Paramount Charter and Section 8.8 of the Underwriting Agreement will terminate, and effective as of the Closing Date, Paramount shall have no obligation whatsoever to dissolve and liquidate the assets of Paramount by reason of the consummation of the Closing and the other transactions contemplated by this Agreement and the other Transaction Agreements, and following the Closing, no Paramount stockholder shall be entitled to receive funds from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Paramount convert such stockholder's shares of Paramount Common Stock into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement.

        Section 4.6    SEC Documents; Undisclosed Liabilities.    (a) Paramount has filed all reports, schedules, registration statements, prospectuses, forms, certifications, statements and other documents required to be filed by Paramount with the SEC since the date of Paramount's formation (the "Paramount SEC Documents").

        (b)   As of its respective date, each Paramount SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Paramount SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Paramount SEC Document has been revised or superseded by a later filed Paramount SEC Document, none of the Paramount SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Paramount included in the Paramount SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Paramount as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each of the principal executive officer of Paramount and the principal financial officer of Paramount has made all certifications required by Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the "Sarbanes Oxley Act") with respect to the Paramount SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes Oxley Act.

        (c)   Except (i) as set forth on the balance sheet of Paramount for the year ended December 31, 2005, (ii) for the reasonable fees and expenses incurred by Paramount in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (iii) the fees to lease Paramount's office space, (iv) general administrative expenses and (v) its obligations hereunder, as of the date of this Agreement, Paramount has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

        Section 4.7    Operation of Business of Paramount.    Since Paramount's formation, (a) Paramount has conducted its business only in the ordinary course of business, (b) Paramount has not taken any action that, if taken after the date of this Agreement, would constitute a breach by Paramount of any of the covenants set forth in Section 5.3(d) and (c) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Paramount Material Adverse Effect.

        Section 4.8    Legal Proceedings.    There is no suit, action or proceeding pending or, to the knowledge of Paramount, threatened against or affecting Paramount (and Paramount is not aware of any basis for any such suit, action or proceeding), nor is there any Judgment outstanding against Paramount.

        Section 4.9    Compliance with Laws.    Paramount is in compliance in all material respects with all applicable Laws. Paramount has not received any written communication since the date of the formation of Paramount from a Governmental Entity that alleges that Paramount is not in compliance in any material respect with any applicable Law.

        Section 4.10    Contracts; Debt Instruments.    (a) Except as contemplated by this Agreement or as disclosed in the Paramount SEC Documents filed prior to the date of this Agreement or in Section 4.10(a) of the Paramount Disclosure Schedule, there are no material Contracts to which Paramount is a party. Paramount is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract (the "Paramount Contracts"), to which it is a party or by which it or any of its properties or assets is bound. Except as disclosed in the Paramount SEC Documents filed prior to the date of this Agreement or Section 4.10(a) of the Paramount Disclosure Schedule, the Paramount Contracts do not contain any provision that results in automatic termination upon the occurrence of the transactions contemplated hereby or for the right of any party to any Paramount Contract to terminate, accelerate or receive any payment or other materially more favorable terms and conditions upon occurrence of the transactions contemplated hereby

        (b)   Except as set forth in the Paramount SEC Documents filed prior to the date of this Agreement or in Section 4.10(b) of the Paramount Disclosure Schedule, there are no loan or credit agreements, notes, bonds, mortgages, indentures or other Contracts and instruments pursuant to which any Indebtedness of Paramount is outstanding or may be incurred.

        (c)   Except as set forth in the Paramount SEC Documents filed prior to the date of this Agreement or in Section 4.10(c) of the Paramount Disclosure Schedule, there are no transactions between Paramount, on the one hand, and any of its Affiliates, on the other hand.

        (d)   True and complete copies of each Contract set forth in Sections 4.10(a), (b) and (c) of the Paramount Disclosure Schedule have been provided or made available to BioValve. Paramount has performed each material term, covenant and condition of each such Contract and no default or event that, with the passing of time or giving of notice (or both) would constitute a default on the part of Paramount, or to Paramount's knowledge, any other party thereto, exists under any such Contract. Each such Contract is in full force and effect, and constitutes the legal, valid and binding obligation of Paramount enforceable against Paramount in accordance with its terms and, to Paramount's knowledge, against each other party thereto.

        Section 4.11    Taxes.    Except as set forth in Section 4.11 of the Paramount Disclosure Schedule (with paragraph references corresponding to those set forth below):

        (a)   All Tax Returns required to be filed by Paramount, and any affiliated, combined, consolidated or unitary group of which Paramount is or has been a member (a "Paramount Tax Group"), have been timely filed.

        (b)   Paramount has timely paid all Taxes that were required to have been paid on or prior to the date hereof. Paramount has established, in accordance with generally accepted accounting principles, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with to Paramount and are attributable to the Pre-Closing Tax Period.

        (c)   Paramount has withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

        (d)   Paramount is not a party to any Contract that, individually or collectively, could give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

        Section 4.12    Information Supplied.    None of the information supplied or to be supplied by Paramount for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Paramount's stockholders or at the time of the Paramount Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Paramount with respect to statements made or incorporated by reference therein based on information supplied by BioValve in writing for inclusion or incorporation by reference in the Proxy Statement.

        Section 4.13    Purchase for Investment.    The Membership Interests issued to Paramount under this Agreement are for its own account for the purpose of investment. Paramount will not transfer or otherwise dispose of any of the Membership Interests, or any interest therein, in such manner as to cause the Company to be in violation of the registration requirements of the Securities Act, or applicable state securities or blue sky laws.

        Section 4.14    Investment Experience.    Paramount understands that the transactions contemplated by this Agreement involve substantial risk. Paramount is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Without limiting the generality of the foregoing, Paramount has experience as an investor and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Membership Interests for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interests and protecting its own interests in connection with such investment.

        Section 4.15    Restricted Securities.    Paramount understands that the Membership Interests are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired by it in a transaction not involving a public offering, and that the Membership Interests may be resold without registration under the Securities Act only in certain limited circumstances. Paramount is familiar with and understands the resale limitations imposed by the Securities Act. Paramount further understands that the Membership Interests (together with any securities that may be issued to Paramount from time to time in respect thereof) are subject to the restrictions on transfer set forth in this Article 4 and the Limited Liability Company Agreement.

        Section 4.16    Related Party Transactions.    Except as set forth in the Paramount SEC Documents filed prior to the date of this Agreement, no director, officer, employee or Affiliate of Paramount has borrowed any money from, has any Indebtedness or other similar obligations to, Paramount or is a party to any Contract relating to the voting or disposition of Paramount Common Stock, and Paramount is not a party or subject to any Contract in which any director, officer, employee or stockholder of Paramount has an interest, direct or indirect, and there does not exist any commitment or liability of Paramount to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

        Section 4.17    Brokers.    Except for CIBC World Markets, no broker, finder, financial advisor, investment banker or other Person is or will be entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Paramount, for which the Company could be liable.

        Section 4.18    No Other Warranties or Representations.    PARAMOUNT MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THOSE REFEREED TO IN THE NEW YORK UNIFORM COMMERCIAL CODE, EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR IN ANY OF THE CERTIFICATES FURNISHED BY PARAMOUNT PURSUANT HERETO OR THERETO.

ARTICLE 5
 COVENANTS

        Section 5.1    Filings.    Each of the parties hereto agrees to cooperate fully with the other in the preparation and filing, whether before or after the Closing Date, of all documents and instruments required to be filed by Paramount, BioValve, BTI or the Company, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, any business certificate, or any trade, assumed or fictitious name certificates, or any applications for authority to do business, or any registrations or assignments of registrations of any patents, trademarks, trade names, service marks, copyrights or similar rights.

        Section 5.2    Access and Investigation.    (a) Prior to the Closing Date, BioValve, the Company and their Affiliates and Representatives shall: (i) afford Paramount and its Affiliates and Representatives reasonable access during normal business hours to the personnel, properties, contracts, books and records, and other documents and data relating to the Company and the Contributed Assets, (ii) furnish Paramount and its Representatives with copies of all such contracts, books and records, and other existing documents and data relating to the Company and the Contributed Assets as Paramount may reasonably request, and (iii) furnish Paramount and its Representatives with such additional financial, operating, and other data and information as Paramount may reasonably request relating to the Company and the Contributed Assets.

        (b)   Prior to the Closing Date, Paramount and its Affiliates and Representatives shall: (i) afford BioValve, the Company and their Affiliates and Representatives reasonable access during normal business hours to the personnel, properties, contracts, books and records, and other documents and data relating to Paramount, (ii) furnish BioValve, the Company and their Affiliates and its Representatives with copies of all such contracts, books and records, and other existing documents and data relating to Paramount as BioValve or the Company may reasonably request, and (iii) furnish BioValve, the Company and their Affiliates and BioValve or Representatives with such additional financial, operating, and other data and information as the Company may reasonably request relating to Paramount.

        Section 5.3    Conduct of Business    (a) Except as set forth in Section 5.3(a) of the BioValve Disclosure Schedule and as otherwise expressly permitted or required pursuant to this Agreement, from the date hereof through the Closing Date, BioValve shall cause the Company to, and the Company shall, (i) conduct its operations only in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve the Contributed Assets intact and (iii) use its commercially reasonable efforts to keep available to it the services of its present officers, employees, consultants and agents, maintain its present vendors, customers, suppliers and distributors and preserve and enhance its goodwill.

        (b)   Without limiting the generality of Section 5.3(a), from the date hereof through the Closing Date, except as set forth in Section 5.3(a) of the BioValve Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, BioValve shall cause the Company not to, and the Company shall not, without the prior written consent of Paramount:

            (i)  other than routine sales of inventory or services in the ordinary course of business, sell, transfer or otherwise dispose of or agree to sell, transfer or otherwise dispose of, any Contributed Asset, whether real, personal or mixed;

           (ii)  other than in the ordinary course of business, increase or adjust in any manner the compensation (wages, salaries, bonuses or other compensation) of any of its consultants or agents, unless such increase or adjustment is pursuant to Law or any applicable collective bargaining agreement;

          (iii)  make any material capital expenditures or improvements not provided for in the budget included in Section 5.3(b)(iii) of the BioValve Disclosure Schedule (the "Pre-Closing Budget");

          (iv)  cause the imposition of any Lien (other than Permitted Liens) on any of the Contributed Assets;

           (v)  cancel or waive any material claim or right;

          (vi)  make any material change in any method of accounting or auditing practice;

         (vii)  cancel or reduce any of its insurance coverage;

        (viii)  take any action or fail to take any action that permits any material Governmental License to expire, be cancelled or be amended;

          (ix)  modify, change or otherwise alter the fundamental nature of the Contributed Assets;

           (x)  incur any material obligation under any Contract or material accounts payable, except in accordance with the Pre-Closing Budget;

          (xi)  amend or terminate any Governmental License or Scheduled Contract;

         (xii)  make any commitment to or incur liability to any labor organization;

        (xiii)  make any material change of the Company's policies or practices, including advertising, marketing, taking customer orders, shipping, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies, except in accordance with the Pre-Closing Budget;

        (xiv)  collect its accounts receivable other than in the ordinary course of business;

         (xv)  take any action that would be reasonably likely to prevent or materially delay the Closing;

        (xvi)  make any material Tax election or settle or compromise any Tax liability or refund;

       (xvii)  use any proceeds from the sale of the Notes pursuant to the Bridge Loan Agreements other than in accordance with (A) Section 4(c) of the Securities Purchase Agreement and (B) the Pre-Closing Budget;

      (xviii)  amend or waive, or seek from any other Person the amendment or waiver of, any term, condition, covenant or agreement contained in the Formation Agreement or any of the Bridge Loan Agreements to which the Company is a party;

        (xix)  redeem, declare or pay any dividend or distribution on the Membership Interests; or

         (xx)  agree (whether in writing or otherwise) to do any of the foregoing.

           (c)  Without limiting the generality of Section 5.3(a), from the date hereof through the Closing Date, except as set forth in Section 5.3(c) of the BioValve Disclosure Schedule or as otherwise expressly required or permitted pursuant to this Agreement, BioValve shall cause the Company to, and the Company shall:

            (i)  operate (including making capital expenditures) in a manner consistent with the Pre-Closing Budget;

           (ii)  maintain and purchase adequate levels of inventories to carry on its operations in the ordinary course of business;

          (iii)  pay and discharge its liabilities and obligations, including accounts payable, in the ordinary course of business as specified in the Pre-Closing Budget with respect to its accounts payable;

          (iv)  preserve the confidentiality of all Trade Secrets;

           (v)  keep Paramount informed on a reasonable and current basis as to any discussions or negotiations, and consider in good faith any requests by Paramount to attend any material meetings, with any third party with respect to a Major Marketing Agreement, give Paramount reasonable prior notice of such meetings, give Paramount a reasonable opportunity to review and comment on drafts of any Major Marketing Agreement or term sheets or agreements in principle with respect thereto, provide Paramount with copies of the final form of any Major Marketing Agreement at least three Business Days prior to BioValve, BTI or the Company executing the same and promptly provide Paramount with copies of any material information received from or provided to such third party. Notwithstanding the foregoing, neither BioValve, BTI nor the Company shall be required to provide such material information to Paramount to the extent BioValve, BTI or the Company, as applicable, has agreed with such third party to keep such information confidential; provided, however, that BioValve, BTI and the Company shall use commercially reasonable efforts to cause such third party to consent to such disclosure to Paramount; and

          (vi)  comply with each covenant, obligation and agreement under the Formation Agreement and each Bridge Loan Agreement to which it is a party.

        (d)   From the date hereof through the Closing Date, Paramount shall conduct its business only in the ordinary course of business, consistent with past practice and use its commercially reasonable efforts to keep available to it the services of its present officers, employees, consultants and Representatives. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, except as set forth in Section 5.3(d) of the Paramount Disclosure Schedule or as otherwise expressly required or permitted pursuant to this Agreement, Paramount shall not without the prior written consent of BioValve:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, (C) except with respect to the exercise of the EarlyBird Option or the exercise or call of the Paramount Warrants, purchase, redeem or otherwise acquire any shares of Capital Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization, or alter through merger, liquidation, reorganization or restructuring or in any other fashion the corporate structure or ownership of Paramount;

           (ii)  issue, deliver, sell or grant (A) any shares of its Capital Stock (except with respect to the exercise of the EarlyBird Option or the Paramount Warrants), (B) any Voting Paramount Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Paramount Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units;

          (iii)  amend the Paramount Charter or the Paramount Bylaws;

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets;

           (v)  sell, transfer or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), or agree to sell, transfer, dispose of, or subject to any Lien (other than a Permitted Lien), any property or asset, whether real, personal or mixed;

          (vi)  make any change in any method of accounting or auditing practice;

         (vii)  (A) incur any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Paramount, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

        (viii)  make or agree to make any new capital expenditure or expenditures;

          (ix)  make any material Tax election or settle or compromise any Tax liability or refund;

           (x)  (A) incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice, (y) liabilities for reasonable fees and expenses incurred by Paramount in connection with the transactions contemplated by the Transaction Agreements and (z) the payment, discharge or satisfaction of liabilities existing on the date hereof for general administrative expenses, (B) cancel any Indebtedness or waive any claim or rights of value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Paramount is a party;

          (xi)  enter into any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of Paramount's Affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K;

         (xii)  or take any action that would reasonably be likely to prevent or materially delay the Closing; or

        (xiii)  take, authorize any of, or commit or agree to take any of, the foregoing actions.

        (e)   Without limiting the generality of Section 5.3(a), from the date hereof through the Closing Date, and except as expressly required or permitted pursuant to this Agreement, BioValve shall:

            (i)  maintain, on the Company's behalf, adequate insurance coverage on the Contributed Assets; and

           (ii)  comply with each covenant, obligation and agreement under the Formation Agreement and each Bridge Loan Agreement to which it is a party.

        Section 5.4    Preparation of the Proxy Statement; Paramount Stockholders Meeting.    (a) As soon as practicable following the date of this Agreement, Paramount shall prepare and file with the SEC the Proxy Statement in preliminary form, which shall include proxy materials for the purpose of soliciting proxies from holders of Paramount Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby, (ii) the approval of the Charter Amendment and (iii) the approval of the Stock Incentive Plan. The Stock Incentive Plan shall provide that an aggregate of up to 12.5% of the number of fully diluted shares of Paramount Common Stock to be outstanding immediately after the Closing shall be reserved for issuance pursuant to the Paramount Stock Plan. The Company shall, and BioValve shall cause the Company to, furnish to Paramount all financial statements (and BioValve and the Company shall use its reasonable best efforts to cause such financial statements to be audited by its independent public accountants to the extent required by the SEC) and other financial information relating to the Company and the Contributed Assets required to be included in the Proxy Statement, and shall furnish to Paramount all other information concerning BioValve, BTI, the Company and the Contributed Assets as Paramount may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement and any amendment thereto prior to its filing with the SEC. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Each of BioValve, BTI, the Company and Paramount shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Paramount shall use its best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to Paramount's stockholders as promptly as practicable after the date of this Agreement. Each of BioValve, BTI and the Company shall use its best efforts to assist Paramount in the preparation of the definitive Proxy Statement.

        (b)   If prior to the Closing, any event occurs with respect to BioValve, BTI or the Company, or any change occurs with respect to other information supplied by BioValve, BTI or the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, BioValve shall promptly notify Paramount of such event, and BioValve, BTI, the Company and Paramount shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Paramount's stockholders.

        (c)   If prior to the Closing, any event occurs with respect to Paramount, or any change occurs with respect to other information supplied by Paramount for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Paramount shall promptly notify BioValve of such event, and Paramount, BioValve, BTI and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Paramount's stockholders.

        (d)   Paramount shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Paramount Stockholders' Meeting") for the purpose of seeking the Paramount Stockholder Approval. Paramount shall, through the Paramount Board, recommend to its stockholders that they give the Paramount Stockholder Approval (the "Paramount Board Recommendation"), except to the extent that the Paramount Board shall have withdrawn the Paramount Board Recommendation as permitted by Section 5.5(c) (an "Adverse Recommendation Change"). Without limiting the generality of the foregoing, Paramount agrees that its obligations pursuant to this Section 5.4(d) shall not be affected by (i) the commencement, proposal, disclosure or communication to Paramount of any Paramount Takeover Proposal or (ii) the withdrawal or modification by the Paramount Board of the Paramount Board Recommendation.

        Section 5.5    No Solicitation by Paramount.    (a) Paramount shall not, nor shall it authorize or permit its Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) the submission of any Paramount Takeover Proposal (as defined in Section 5.5(e)), (ii) enter into any agreement with respect to any Paramount Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any Person (other than a party to this Agreement or such party's Affiliates or Representatives) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Paramount Takeover Proposal or (iv) grant any approval pursuant to Sections 203(a)(1) or 203(a)(3) of the DGCL. Notwithstanding the foregoing, at any time prior to receipt of the Paramount Stockholder Approval, in response to a bona fide written Paramount Takeover Proposal that the Paramount Board determines, in good faith (after consultation with outside counsel and a financial advisor of nationally recognized standing) constitutes or is reasonably likely to lead to a Superior Paramount Proposal, and which Paramount Takeover Proposal was not solicited by Paramount and that did not otherwise result from a breach or a deemed breach of this Section 5.5(a), Paramount may, if the Paramount Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized standing) that the failure to do so would cause the Paramount Board to violate its fiduciary duties under applicable Law, and subject to providing 24 hours prior written notice of its decision to take such action to BioValve and compliance with Section 5.5(c), (x) furnish information with respect to

Paramount to the Person making such Paramount Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions with such Person and its Representatives regarding such Paramount Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of Paramount's Representatives, whether or not such Person is purporting to act on behalf of Paramount, shall be deemed to be a breach of this Section 5.5(a) by Paramount. Paramount shall cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Paramount Takeover Proposal.

        (b)   Paramount shall promptly (but in any event within 24 hours) advise BioValve orally and in writing of any Paramount Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Paramount Takeover Proposal, and the identity of the Person making any such Paramount Takeover Proposal or inquiry and the material terms of any such Paramount Takeover Proposal or inquiry. Paramount shall (i) keep BioValve fully informed of the status including any change to the terms of any such Paramount Takeover Proposal or inquiry and (ii) provide to BioValve as soon as practicable (but in any event within 48 hours) after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Paramount from any third party in connection with any Paramount Takeover Proposal or sent or provided by Paramount to any third party in connection with any Paramount Takeover Proposal.

        (c)   Neither the Paramount Board nor any committee thereof shall (i) withdraw or modify, in a manner adverse to BioValve, the approval by the Paramount Board of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby or the Paramount Board Recommendation, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Paramount Takeover Proposal or (iii) approve or recommend any Paramount Takeover Proposal. Notwithstanding the foregoing, if prior to receipt of the Paramount Stockholder Approval, (A) the Paramount Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized outstanding) that the failure to take any of the actions described in Sections 5.5(c)(i), (ii) or (iii) above, with respect to a Superior Paramount Proposal, would cause the Paramount Board to violate its fiduciary duties under any applicable Law, (B) Paramount provides to BioValve a written notice (a "Notice of Superior Proposal") (i) advising BioValve that the Paramount Board has received a Superior Paramount Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Superior Paramount Proposal, including the amount per share that the stockholders of Paramount will receive (valuing any non-cash consideration at what the Paramount Board determines in its reasonable good faith judgment, after consultation with its independent financial advisers, to be the fair value of the non-cash consideration) and including a copy of all written materials provided to or by the Paramount in connection with such Superior Paramount Proposal and (iii) identifying the Person making such Superior Paramount Proposal, (C) Paramount cooperates and negotiates in good faith with BioValve during the three Business Day period specified in the immediately succeeding clause (D) to make such adjustments in the terms and conditions of this Agreement as would enable Paramount to proceed with the Paramount Board Recommendation without an Adverse Recommendation Change, and (D) BioValve does not, within three Business Days of BioValve's receipt of the Notice of Superior Proposal, make an offer that the Paramount Board determines in its reasonable good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be as favorable to the stockholders of Paramount as such Superior Paramount Proposal, then the Paramount Board may withdraw or modify such approval or recommendation.

        (d)   Nothing contained in this Section 5.5 shall prohibit Paramount or the Paramount Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Paramount's stockholders if, in the good faith judgment of the Paramount Board, after consultation with outside counsel, such disclosure is required under applicable Law.

        (e)   For purposes of this Agreement:

            (i)  "Paramount Takeover Proposal" means (A) any proposal or offer for a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving or relating to Paramount, (B) any proposal for the issuance by Paramount of any of its securities as consideration for the assets or securities of another Person, (C) any proposal or offer to acquire in any manner, directly or indirectly, any of the securities or assets of Paramount (other than with respect to the exercise or call of any of the Paramount Warrants) or (D) any proposal or offer to lease, mortgage, pledge, license or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) any of the assets of Paramount, in a single transaction or a series of transactions in each case other than the transactions contemplated by this Agreement and the other Transaction Agreements.

           (ii)  "Superior Paramount Proposal" means any proposal made by a third party to acquire all the equity securities or assets of Paramount, pursuant to a tender or exchange offer, a merger or a consolidation, (A) on terms which the Paramount Board determines in its good faith judgment to be superior from a financial point of view to the holders of Paramount Common Stock than the transactions contemplated hereby after receiving advice from Paramount's independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by BioValve to amend the terms of this Agreement or the other Transaction Agreements) and (B) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

        Section 5.6    No Solicitation by BioValve.    Except as set forth in Section 5.6 of the BioValve Disclosure Schedule (a) Neither BioValve, BTI nor the Company shall, nor shall either of them authorize or permit their respective Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) the submission of any BioValve Takeover Proposal (as defined in Section 5.6(b)), (ii) enter into any agreement with respect to any BioValve Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any Person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any BioValve Takeover Proposal or (iv) grant any approval pursuant to Section 203(a)(1) or 203(a)(3) of the DGCL. BioValve, BTI and the Company shall cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a BioValve Takeover Proposal.

        (b)   For the purposes of this Agreement: "BioValve Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, joint venture, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving or relating to the Company or the Contributed Assets, (ii) any proposal for the issuance by the Company of any of its securities as consideration for the assets or securities of another Person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, any of the securities or assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge, license, or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) any of the Contributed Assets, in a single transaction or a series of transactions in each case other than the transactions contemplated by this Agreement and the other Transaction Agreements.

        (c)   BioValve shall promptly (but in any event within 48 hours) advise Paramount orally and in writing of any BioValve Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any BioValve Takeover Proposal, and the identity of the Person making any such

BioValve Takeover Proposal or inquiry and the material terms of any such BioValve Takeover Proposal or inquiry. BioValve shall (i) keep Paramount fully informed of the status including any change to the terms of any such BioValve Takeover Proposal or inquiry and (ii) provide to Paramount as soon as practicable (but in any event within 48 hours) after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to BioValve from any third party in connection with any BioValve Takeover Proposal or sent or provided by BioValve to any third party in connection with any BioValve Takeover Proposal.

        Section 5.7    Commercially Reasonable Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including (i) the fulfillment of the conditions set forth in Article 8 hereof, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery, prior to or following the Closing, of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the Transaction Agreements. In connection with and without limiting the foregoing, each of BioValve, BTI, the Company and Paramount shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any other Transaction Agreement, or any of the transactions contemplated hereby and thereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, any Transaction Agreement or any transaction contemplated hereby or thereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements.

        (b)   BioValve, BTI and the Company shall give prompt notice to Paramount, and Paramount shall give prompt notice to BioValve, BTI and the Company, of (i) any representation or warranty made by it contained in this Agreement or any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Agreements.

        Section 5.8    Public Announcements.    Paramount, on the one hand, and BioValve, BTI and the Company, on the other hand, shall consult and agree (such agreement not to be unreasonably withheld or delayed) with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without agreeing upon such press release or public statement prior to such consultation, except as may be required by Law or court process.

        Section 5.9    Quotation or Listing.    Paramount shall use its reasonable best efforts to cause (i) the shares of Paramount Common Stock to be issued upon conversion of the Membership Interests pursuant to the Limited Liability Company Agreement, (ii) all shares of Paramount Common Stock outstanding as of the date of this Agreement, and (iii) the Paramount Warrants outstanding as of the date of this Agreement, to be approved for quotation on Nasdaq, or if any of such securities are not eligible to be quoted on Nasdaq, to cause such non-eligible securities to be approved for listing on the AMEX, in each case subject to official notice of issuance, as promptly as practicable after the date of this Agreement.

        Section 5.10    Directors and Officers of Paramount.    If requested by Paramount, BioValve, BTI and the Company shall take all necessary action so that the Persons constituting the Board of Managers and the officers of the Company are elected to the positions of directors and officers of Paramount to serve in such positions effective immediately after the Closing.

        Section 5.11    8-K Filing.    At least five days prior to Closing, Paramount shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, financial statements that BioValve has caused the Company and BioValve's and the Company's accountants to prepare, and such other information that may be required to be disclosed with respect to the Agreement in any report or form to be filed with the SEC (the "Item 2.01 Form 8-K"), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Paramount, the Company and BioValve shall prepare the press release announcing the Closing ("Press Release"). Simultaneously with the Closing, Paramount shall file the Item 2.01 Form 8-K with the SEC and distribute the Press Release.

        Section 5.12    Required Information.    In connection with the preparation of the Item 2.01 Form 8-K and Press Release, and for such other reasonable purposes, BioValve, BTI, the Company and Paramount each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the individuals to be elected to the Paramount Board effective as of the Closing pursuant to Section 5.10 hereof) and such other matters as may be reasonably necessary or advisable in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, or any other statement, filing, notice or application made by or on behalf of the Paramount, BioValve, BTI or the Company to any third party or any Governmental Entity in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby. Each party represents and warrants to the other parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        Section 5.13    No Claim Against Trust Fund.    BioValve, BTI and the Company each acknowledge that it has read the final prospectus included in Paramount's Registration Statement on Form S-1 (File No. 333-127149) and understand that Paramount has established the Trust Account, initially in an amount of $45,050,000, for the benefit of Paramount's public stockholders and that Paramount may disburse monies from the Trust Account only (i) to its public stockholders in the event they elect to convert their IPO Shares, (ii) to its public stockholders upon the liquidation of Paramount if it fails to consummate a Business Combination (as defined in the Paramount Charter) or (iii) to Paramount after, or concurrently with, the consummation of a Business Combination. For and in consideration of Paramount agreeing to evaluate the Company for purposes of consummating a Business Combination with it, each of BioValve, BTI and the Company agree that, except as set forth in the proviso to this sentence, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and waives any claim it may have against the Trust Account in the future as a result of, or arising out of, any negotiations, contracts or agreements with Paramount and will not seek recourse against the Trust Account for any reason whatsoever; provided, however, the foregoing shall not limit any claim by BioValve, BTI or the Company (i) against Paramount, the Trust Account or any successor entity in connection with the consummation of any Business Combination (as defined in the Paramount Charter) or (ii) upon distribution (other than a distribution pursuant to Article 6(C) of the Paramount Charter) of any monies from the Trust Fund.

        Section 5.14    Obligations of the Company.    Until the Closing, BioValve and BTI shall cause the Company to comply, perform and discharge its duties and obligations under this Agreement.

        Section 5.15    Inventory.    From and after the Closing Date, with respect to any inventory that is shipped to customers prior to the Closing and is returned by such customers ("Returned Inventory"), Paramount, BioValve and BTI agree that the Company shall be entitled to receive such Returned Inventory and the Company shall credit to such customer the full value of such Returned Inventory against the applicable Account Receivable. If any customers of the Company deduct the value of any Returned Inventory from accounts receivable owed by such customer to the Company and the Company or Paramount notifies BioValve of such deduction, then BioValve agrees that it shall promptly reimburse the Company for the full amount of such deduction.

        Section 5.16    Accounts Receivable.    On and after the Closing Date, BioValve agrees to promptly remit to the Company any amounts in respect of Accounts Receivable accrued after the Closing Date that are collected or received by BioValve. From and after the Closing Date, BioValve and the Company agree to reasonably cooperate with each other with respect to the collection of Accounts Receivable.

        Section 5.17    Expenses.    (a) If the Closing does not occur, each of the parties hereto shall bear its own fees and expenses incurred or owed in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby except (i) as otherwise set forth in Article 8 and (ii) any filing fee under the HSR Act shall be shared equally by Paramount and BioValve.

        (b)   At or promptly following the Closing, the Company will pay or reimburse each of BioValve and BTI for its reasonable and documented legal and accounting costs and expenses in connection with the negotiation and documentation of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. Following the Closing, the Company will pay all reasonable fees and expenses incurred or owed by Paramount in connection with this Agreement, the other Transaction Agreement and the transactions contemplated hereby and thereby that are not paid by Paramount on or prior to the Closing Date. Notwithstanding the foregoing, following the Closing, the Company will pay directly, or will reimburse Paramount for, all filing, printing and mailing costs associated with the Proxy Statement. All payments to BioValve or Paramount pursuant to this Section 5.17(b) shall be treated as payments to BioValve or Paramount, as the case may be, not in their capacities as members of the Company for purposes of Section 707 of the Code.

        Section 5.18    Confidentiality.    Each party hereto will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby of Governmental Entities) or by other requirements of Law, (ii) disclosed in a Legal Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder or (iii) explicitly allowed under the terms of this Agreement or the other Transaction Agreements, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Affiliates or Representatives in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, except to the extent that such documents or information have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential or (d) developed by employees of the receiving party without knowledge of the documents and information of the disclosing party; provided that following the Closing the foregoing restrictions will not apply to the Company's use of documents and information concerning the Contributed Assets or the Company furnished by BioValve hereunder. In the event the Closing does not occur, upon the request of the other party, each party hereto will, and will cause its Affiliates and Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

        Section 5.19    Manufacturing Agreement.    Each of the parties hereto agrees to cooperate fully with the other in the preparation and execution of a manufacturing agreement between BioValve and the Company, consistent with the terms and conditions set forth in Exhibit G hereto (such agreement, the "Manufacturing Agreement").

ARTICLE 6
 EMPLOYEE AND EMPLOYEE BENEFITS MATTERS

        Section 6.1    Benefit Plans.    Upon or as soon as practicable after the Closing, the Company shall establish such benefit programs as it determines are consistent with industry practice, which plans shall include a group health plan within the meaning of Section 5000(b)(1) of the Code.

        Section 6.2    Stock Incentive Plan.    Paramount shall adopt and maintain, effective as of the Closing, a stock incentive plan ("Stock Incentive Plan") substantially in the form attached as Exhibit H, and shall, effective as of the Closing, have in place a Form S-8 registration statement with respect to such plan.

        Section 6.3    No Limitations.    Nothing in this Article 6 shall be construed to limit the right of the Company to amend or terminate any benefit plan or to modify any compensation arrangement after the Closing or to terminate any employee for any reason at any time (subject to the provisions of any written employment contracts entered into between the Company and such employee) following the Closing.

ARTICLE 7
 TAX MATTERS

        Section 7.1    Cooperation.    After the Closing, each of the Company, Paramount, BTI and BioValve shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires providing necessary information, records and documents relating to the Contributed Assets. Each of the Company, Paramount, BTI and BioValve shall cooperate in the same manner in defending or resolving any audit, examination or litigation relating to Taxes; provided, that BioValve shall have the exclusive authority to control all audits, examinations or litigation relating to Taxes for which it or BTI may have liability under Article 9 hereof and each of Paramount and the Company shall provide it with such cooperation and assistance as it may reasonably request with respect to such audits, examinations or litigation.

        Section 7.2    Apportioned Obligations.    All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Contributed Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned among the Company, BioValve and BTI based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the "Post-Closing Tax Period"). BioValve and BTI shall be liable for their proportionate amount of such Apportioned Obligations attributable to the

Pre-Closing Tax Period, and the Company shall be liable for its proportionate amount of such Apportioned Obligations attributable to the Post-Closing Tax Period. Where BioValve or BTI has paid, or pays a portion of an Apportioned Obligation attributable to a Post-Closing Tax Period, the Company shall reimburse BioValve or BTI, as applicable, for such payment.

        Section 7.3    Transfer Taxes.    All transfer, value-added, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) and the Formation Agreement ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and similar Tax) shall be shared equally by BioValve and BTI, on the one hand, and Paramount, on the other hand, and BioValve shall, at the Company's expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Company and Paramount shall provide BioValve with such cooperation and assistance as BioValve may reasonably request in connection with the preparation, execution and filing of such Tax Returns and other documentation.

ARTICLE 8
 CONDITIONS TO CLOSING

        Section 8.1    Conditions to Each Party's Obligation.    The respective obligations of each of Paramount, BioValve, BTI and the Company to enter into and complete the Closing shall be subject to the satisfaction (or express written waiver by Paramount and BioValve) on or prior to the Closing Date of the following conditions:

          (i)    Stockholder Approval. The Paramount Stockholder Approval shall have been duly obtained.

          (ii)   Antitrust. Any waiting period (and any extension thereof) applicable to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby under the HSR Act shall have been terminated or shall have expired.

          (iii)  No Injunction or Restraint. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") preventing the consummation of the transactions contemplated hereby and by the other Transaction Agreements shall be in effect; provided, however, that prior to asserting this condition, each of BioValve and Paramount shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (iv)  Conversion Rights. At the Paramount Stockholder Meeting, holders of less than 20% in interest of the IPO Shares shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter and Section 8.8 of the Underwriting Agreement.

        Section 8.2    Conditions to Paramount's Obligations.    The obligations of Paramount to enter into and complete the Closing is subject to the satisfaction (or express written waiver by Paramount) on or prior to the Closing Date of the following conditions:

          (i)    Representations, Warranties and Covenants. The representations and warranties of BioValve, BTI and the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of BioValve, BTI and the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. BioValve, BTI and the Company shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by BioValve, BTI or the Company on or before the Closing Date. BioValve, BTI and the Company shall have each delivered to Paramount a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of BioValve and the Company, respectively, confirming the foregoing.

          (ii)   No Injunction. There shall not be pending or threatened by any Governmental Entity any Legal Proceeding (or by any other Person any Legal Proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the other Transaction Agreements or seeking to obtain from Paramount in connection with such transactions any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by Paramount, its Affiliates or the Company of any material portion of their respective businesses or assets, or to compel Paramount, its Affiliates, or the Company to dispose of, hold separate or license any material portion of their respective businesses or assets, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, (iii) seeking to impose limitations on the ability of Paramount or the Company to acquire or hold, or exercise full rights of ownership of any of the Contributed Assets, (iv) seeking to prohibit Paramount or the Company from effectively controlling in any material respect the Contributed Assets or the operation of its business.

          (iii)  Consents and Approvals. Paramount shall have received evidence that all consents and approvals of third parties set forth in Section 3.4(a)(ii) of the BioValve Disclosure Schedule (in each case pursuant to written instruments in form and substance reasonably satisfactory to Paramount) or from any Governmental Entity in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect.

        Section 8.3    Conditions to BioValve's, BTI's and the Company's Obligation.    The obligations of BioValve, BTI and the Company to enter into and complete the Closing is subject to the satisfaction (or express written waiver by Paramount) on or prior to the Closing Date of the following conditions:

          (i)    Representations, Warranties and Covenants. The representations and warranties of Paramount set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Paramount set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Paramount shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date. BioValve shall have received a certificate, dated the Closing Date and signed on behalf of Paramount by an authorized signatory of Paramount, confirming the foregoing.

          (ii)   No Injunction. There shall not be pending or threatened by any Governmental Entity any Legal Proceeding (or by any other Person any Legal Proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the other Transaction Agreements.

          (iii)  Governmental Consents and Approvals. BioValve and the Company shall each have received evidence, in form and substance reasonably satisfactory to it, that all consents of Governmental Entities required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, have been obtained and are in full force and effect.

          (iv)  Bridge Loan Agreements. Paramount shall have executed and delivered to the Buyers the Share Exchange Agreement and the Bridge Registration Rights Agreement.

ARTICLE 9
 INDEMNIFICATION

        Section 9.1    Indemnification of Paramount.    From and after the Closing, BioValve and BTI shall jointly and severally indemnify Paramount and its Affiliates (including following the Closing, the Company) (each a "Paramount Indemnified Party") against and hold each Paramount Indemnified Party harmless from any and all Losses suffered or incurred by any such Paramount Indemnified Party arising from, relating to or otherwise in connection with:

          (i)    any breach or inaccuracy of any representation or warranty of the BioValve, BTI or the Company contained in this Agreement or in any of the certificates furnished by BioValve, BTI or the Company pursuant to this Agreement;

          (ii)   any breach or failure to perform any covenant or agreement of BioValve or BTI (or prior to the Closing, the Company) contained in this Agreement or the Formation Agreement; or

          (iii)  the Excluded Liabilities.

provided, however, that no Paramount Indemnified Party shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which the Paramount Indemnified Parties would, but for this proviso, be liable exceeds on a cumulative basis $1,000,000 (the "BioValve Indemnity Threshold"), at which point each Paramount Indemnified Party shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the BioValve Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.14 and 3.27, to any act of fraud or any Excluded Liability); provided further, however, that BioValve's liability pursuant to clause (i) (other than with respect to the Sections referenced in the foregoing clause) of this Section 9.1 shall be limited to $10,000,000.

        Section 9.2    Indemnification of BioValve Indemnified Parties.    From and after the Closing, Paramount shall indemnify BioValve, BTI and their Affiliates (including following the Closing, the Company) (each a "BioValve Indemnified Party") against and hold each BioValve Indemnified Party harmless from any and all Losses suffered or incurred by any such BioValve Indemnified Party arising from, relating to or otherwise in connection with:

          (i)    any breach or inaccuracy of any representation or warranty of Paramount contained in this Agreement or in the certificate furnished by Paramount pursuant to this Agreement; or

          (ii)   any breach or failure to perform any covenant or agreement of Paramount contained in this Agreement; or

          (iii)  any Assumed Liability;

provided, however, that Paramount shall not have any liability under clause (i) above unless the aggregate of all Losses for which Paramount would, but for this proviso, be liable exceeds on a cumulative basis $1,000,000 (the "Paramount Indemnity Threshold"), at which point Paramount shall become liable for the aggregate Losses and not just amounts in excess of the Paramount Indemnity Threshold (except that this proviso shall not apply to any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.5, 4.11, and 4.17, to any act of fraud or any Assumed Liability); provided further, however, that Paramount's liability under clause (i) (other than with respect to the Sections referenced in the foregoing clause) of this Section 9.2 shall be limited to $10,000,000.

        Section 9.3    Indemnification Claims.    (a) In order for a Paramount Indemnified Party or a BioValve Indemnified Party (each an "Indemnified Party") to be entitled to any indemnification provided for under Section 9.1 or 9.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.1 or 9.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim. The Indemnified Party alone shall conduct and control the defense of such Third Party Claim. The Indemnified Party shall not be entitled to be indemnified or held harmless under Section 9.1 or 9.2 for such Third Party Claim (but the amount at stake shall nevertheless be counted toward the BioValve Indemnity Threshold) if it shall settle such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that the Indemnifying Party shall not unreasonably withhold or delay such consent.

        (b)   In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.1 or 9.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 9.1 or 9.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 9.1 or 9.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

        Section 9.4    Survival.    (a) All representations and warranties of BioValve, BTI and the Company shall terminate and expire on the date that is 18 months following the Closing Date, except for (x) those representations and warranties in Sections 3.1, 3.2, 3.3 and 3.27, all of which representations and warranties shall survive without limitation, (y) those representations and warranties in Section 3.14, all of which shall terminate and expire on the date that is 36 months following the Closing Date and (z) those representations and warranties in Section 3.18, all of which shall survive for the applicable statute of limitations.

        (b)   All representations and warranties of Paramount shall terminate and expire on the date that is 18 months following the Closing Date, except for those representations and warranties in (x) Sections 4.1, 4.2, 4.4 and 4.17 which shall survive without limitation and (y) in Section 4.11 which shall survive for the applicable statute of limitations.

        (c)   Each covenant or agreement contained in this Agreement shall survive the Closing indefinitely.

        Section 9.5    Exclusive Remedy.    From and after the Closing, this Article 9 shall be the sole and exclusive remedy of the parties with respect to any claim (other than claims of fraud or willful breach) resulting from or relating to any misrepresentation, breach (other than willful breach) of warranty or failure to perform any covenant or agreement contained in this Agreement or the transactions contemplated by this Agreement.

ARTICLE 10
 TERMINATION

        Section 10.1    Termination.    This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Paramount Stockholder Approval:

        (a)   by mutual written consent of Paramount, BioValve and BTI;

        (b)   by either Paramount or BioValve, (i) if by January 31, 2007 (the "Outside Date"), the Closing has not occurred, unless the failure to effect the Closing is the result of a material breach of this Agreement by the party seeking to terminate this Agreement, provided, however, that the Outside Date shall be extended to February 28, 2007 if on or before January 31, 2007, the SEC has advised Paramount that either it will not comment on the preliminary Proxy Statement, or all comments previously raised by the SEC to the preliminary Proxy Statement have been resolved and that the SEC has informed Paramount that it has no further comments; (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; (iii) if any condition to the obligation of such party to consummate the Closing set forth in Section 8.2 (in the case of Paramount) or 8.3 (in the case of BioValve) or in Section 8.1 becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or (iv) if, upon a vote at a duly held meeting to obtain the Paramount Stockholder Approval, either (A) the Paramount Stockholder Approval is not obtained or (B) the holders of 20% or more in interest of the IPO Shares shall have demanded that Paramount convert their IPO Shares into cash pursuant to Article Sixth, paragraph B of the Paramount Charter or Section 8.8 of the Underwriting Agreement;

        (c)   by Paramount, if any of BioValve, BTI or the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or 8.2, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to BioValve of such breach or the Outside Date, if earlier (provided that Paramount is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

        (d)   by BioValve or BTI, if Paramount breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or 8.3, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Paramount of such breach or the Outside Date, if earlier (provided that BioValve, BTI or the Company is not then in material breach of any representation, warranty or covenant in this Agreement);

        (e)   by BioValve or BTI (i) if the Paramount Board or any committee thereof withdraws or modifies, in a manner adverse to BioValve, its approval of this Agreement and the transactions contemplated hereby, fails to make the Paramount Board Recommendation or approves or recommends, or proposes to approve or recommend, any Paramount Takeover Proposal; or (ii) if Paramount or any of its officers, directors, employees or Representatives takes any of the actions that would be proscribed by Section 5.5 but for the exceptions therein allowing certain actions to be taken pursuant to the second sentence of Section 5.5(a) or the second sentence of Section 5.5(c); or

        (f)    by Paramount, if BioValve, BTI or the Company enters (or intends to enter) into a Major Marketing Agreement that is not acceptable to Paramount (in its reasonable discretion); provided that this termination right shall expire and no longer be exercisable if it is not exercised by Paramount by the close of business on the third Business Day after which Paramount is presented with the substantially final form of such Major Marketing Agreement.

        Section 10.2    Effect of Termination.    In the event of termination of this Agreement by either Paramount, BioValve or BTI as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Paramount, BioValve, BTI or the Company other than Sections 5.8 [Public Announcements], 5.13 [No Claim Against Trust Fund], 5.17 [Expenses] or 5.18 [Confidentiality], this Section 10.2, Section 10.3 and Article 11 which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

        Section 10.3    Termination Fee Payable By Paramount.    In the event that (i) this Agreement is terminated pursuant to Sections 10.1(b)(iv), 10.1(d) or 10.1(e) and (ii) at any time following the date of such termination a Paramount Takeover Proposal is consummated, then Paramount shall promptly, but in no event later than five Business Days after the date of such consummation, pay BioValve a non-refundable fee equal to $1,000,000 payable by wire transfer of same day funds to an account designated in writing to Paramount by BioValve.

        Section 10.4    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Paramount Stockholder Approval; provided, however, that after receipt of the Paramount Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Paramount without the further approval of such stockholders; and provided further that Sections 2.2(c)(iii), 8.3(iv), 11.7 and this Section 10.4 shall not be amended or waived without the prior written consent of the Required Holders (as such term is defined in the Securities Purchase Agreement). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 10.5    Extension; Waiver.    At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisos to Section 10.4, waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 11
GENERAL PROVISIONS

        Section 11.1    Notices.    All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 11.1:

          if to Paramount:

      Paramount Acquisition Corp.
      787 7th Avenue
      48th Floor
      New York, NY 10019
      Attention: J. Jay Lobell
      Facsimile: (212) 580-0801

          with a copy to:

      Covington & Burling LLP
      1330 Avenue of the Americas

      New York, New York 10019
      Attention: Stephen A. Infante
      Facsimile: (212) 841-1010

          if to BioValve, BTI or the Company:

      BioValve Technologies Inc.
      1000 C Lake Street
      Ramsey, NJ 07446
      Attention: Robert Gonnelli
      Facsimile: (201) 825-8994

          with a copy to:

      Morgan, Lewis & Bockius LLP
      101 Park Avenue
      New York, NY 10178
      Attention: Robert G. Robison; R. Alec Dawson
      Facsimile: (212) 309-6001

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

        Section 11.2    Definitions.    The following capitalized terms have the following meanings:

        "Accounts Receivable" has the meaning ascribed to it in the Formation Agreement.

        "Affiliate" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act.

        "Assumed Liabilities" shall have the meaning ascribed to it in the Formation Agreement.

        "Benefit Plan" means any plan, program, or arrangement maintained by BioValve or any of its Affiliates or under which either BioValve or any of its Affiliates has or may have any obligation to contribute, with respect to any employee, whether such plan, program or arrangement is formal or informal, written or unwritten, and whether or not such plan, program, or arrangement is an "employee benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended.

        "BTI Membership Units" means 86,333 Membership Units.

        "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

        "Business Intellectual Property" means Intellectual Property owned or Controlled by the Company and consisting of (i) patents, patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks and (iii) registered copyrights and applications for copyright registration.

        "Capital Stock" means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

        "Code" means the Internal Revenue Code of 1986.

        "Company Material Adverse Effect" means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise) or results of operations of the Company or the Contributed Assets or (ii) that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by BioValve or the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, excluding, in each case, any such change or effect that arises out of or is related to: (i) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general; (ii) the announcement or public disclosure of this Agreement or the other Transaction Agreements; or (iii) the medical device industry in general and not specifically related to the Company.

        "Constitutive Documents" means (i) with respect to a Person that is a corporation, such Person's certificate or articles of incorporation and bylaws, (ii) with respect to a Person that is a limited liability company, such Person's certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person's partnership agreement, (iv) with respect to a Person that is a trust, such Person's trust instrument or agreement, and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.

        "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

        "Contributed Assets" shall have the meaning ascribed to it in the Formation Agreement.

        "Control" or "Controlled" means, when used with respect to any intellectual property right or other intangible property, and only in such case, the possession or right of use (whether by license or ownership, or by control over a subsidiary having possession or right of use by license or ownership) by a Person of the ability to grant to the other Person access, right of use or a license or sublicense as provided herein without violating the terms of any written contract with any third party.

        "Earnout Units" has the meaning ascribed to it in the Limited Liability Company Agreement.

        "Environmental Law" means any applicable Law (including but not limited to principles of common law) and binding administrative or judicial interpretations thereof relating to (i) the protection of the environment (including indoor and outdoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), natural resources and human health and safety; or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, presence, or the release or threatened release of, Hazardous Materials.

        "Environmental Liability" means any and all Losses relating to any of BioValve, BTI or the Company, their businesses, operations, assets, facilities or property (including, without limitation, real property and Leased Properties), arising from or relating to: (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain, maintain in effect or comply with any required Environmental Permit; (iii) actual or alleged obligation to undertake environmental investigation, risk assessment, monitoring, remediation or restoration; or (iv) harm or injury, actual or alleged, to any real property, to any Person, to public health, or to any natural resource as relating to Hazardous Materials.

        "Environmental Permits" means all permits, licenses, certificates, approvals or authorizations held by the Company pursuant to an Environmental Law.

        "Excluded Assets" shall have the meaning ascribed to it in the Formation Agreement.

        "Excluded Liabilities" shall have the meaning ascribed to it in the Formation Agreement.

        "Formation Agreement" means the Formation Agreement, dated as of August 22, 2006, among BioValve, BTI and the Company.

        "Governmental Entity" means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

        "Governmental Licenses" means licenses, registrations, franchises, qualifications, provider numbers, permits, approvals, clearances and authorizations issued by any Governmental Entity required in connection with the ownership or operation of the Contributed Assets.

        "Hazardous Materials" means any and all materials (including without limitation substances, chemicals, compounds, mixtures, products or byproducts, biologic agents, living or genetically modified materials, wastes, pollutants and contaminants) that are (i) listed, characterized or regulated pursuant to Environmental Law; (ii) identified or classified as "hazardous," "toxic," "dangerous," "pollutant," "contaminant," "explosive," "corrosive," "flammable," "radioactive," "reactive" or "special waste"; (iii) capable of causing harm or injury to human health, natural resources or the environment; or (iv) oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, lead-based paint, polychlorinated biphenyls, urea formaldehyde, explosives, bacteria or fungi.

        "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (ix) all obligations of such Person as an account party in respect of letters of credit and banker's acceptances, (x) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (xi) all obligations of such Person pursuant to any deferred compensation agreements and (xii) any Contingent Obligation of such Person.

        "Indemnifying Party" means (i) with respect to a claim for indemnification pursuant to Section 9.1, BioValve and BTI and (ii) with respect to a claim for indemnification pursuant to Section 9.2, Paramount.

        "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith (in each case in any domestic or foreign jurisdiction): (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions, discoveries and ideas (whether patentable or not); (iii) trade secrets, proprietary information, know how, confidential information, technology and technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any Person; (iv) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (v) writings and other works, whether copyrightable or not; (vi) all trade names, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (vii) all databases and data collections and all rights therein; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; and (ix) all Web addresses, sites and domain names.

        "IPO Shares" has the meaning ascribed to it in the Paramount Charter.

        "Knowledge" means, with respect to BioValve, BTI and the Company, the actual knowledge of Robert Gonnelli, Scott Huie or Bruce Andrews, in each case after due inquiry.

        "Legal Proceeding" shall have the meaning ascribed to it in the Formation Agreement.

        "Losses" means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, diminutions in value, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation).

        "Major Marketing Agreement" means an agreement to be entered into between the Company, on the one hand, and either of (i) a pharmaceutical company with annual revenues in excess of $1 billion or (ii) such other party reasonably agreed to by Paramount and BioValve, on the other hand, pursuant to which the parties agree to a collaboration relating to the development of applications for the Company's h-Patch device (or a later generation pharmaceutical agent delivery system).

        "Members" means Paramount, BioValve, BTI and all other Persons who become members of the Company in accordance with the terms of the Limited Liability Company Agreement, and the term "Member" shall mean any of them.

        "Membership Interest" shall mean a Member's entire interest in the Company, including, but not limited to, (i) the Percentage Interest now or hereafter owned by it and (ii) its share in any Net Profit, Net Loss and any distributions of the Company.

        "Membership Units" has the meaning ascribed to it in the Limited Liability Company Agreement.

        "Paramount Bylaws" means the Bylaws of Paramount, as amended.

        "Paramount Charter" means the Certificate of Incorporation of Paramount as filed with the Secretary of State of the State of Delaware on June 1, 2005 as amended.

        "Paramount Material Adverse Effect" means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, condition (financial or otherwise) or results of operations of Paramount or (ii) that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Paramount of the transactions contemplated by this Agreement and the other Transaction Agreements, excluding, in each case, any such change or effect that arises out of or is related to: (i) changes in (x) general economic, regulatory or political conditions or (y) financial or securities markets in general; (ii) the announcement or public disclosure of this Agreement or the other Transaction Agreements; or (iii) the medical device industry in general and not specifically related to the Contributed Assets or the Company.

        "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as set forth on Schedule I to the Limited Liability Company Agreement as each such percentage may be adjusted from time to time in accordance with the Limited Liability Company Agreement.

        "Permitted Liens" means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

        "Pre-Closing Tax Period" means any tax period (or portion thereof) of BioValve, BTI or the Company ending on (and including) the Closing Date.

        "Product" means each medical device product that has been or is being formulated, developed or tested by BioValve or the Company as part of the Contributed Assets.

        "Representatives" means, with respect to a Person, such Person's legal, financial, internal and independent accounting and other advisors and representatives.

        "Revenue Payment" has the meaning ascribed to it in the Limited Liability Company Agreement.

        "Scheduled Contracts" has the meaning ascribed to it in the Formation Agreement.

        "Tax" means: (i) any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority; (ii) any interest, additions to tax, or penalties applicable or related thereto; and (iii) any amount described in clause (i) or (ii) for which a Person is liable as a successor or transferee, or by Contract, indemnity or otherwise.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" means any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article 9.

        "Transaction Agreements" means, collectively, this Agreement, the Limited Liability Company Agreement, the Formation Agreement, the Bridge Loan Agreements, the Registration Rights Agreement, the Employment Agreements, the Membership Unit Warrants, the LLC Option, the Stock Incentive Plan and the Manufacturing Agreement.

        Section 11.3    Descriptive Headings; Certain Interpretations.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "or" is not exclusive and "include", "includes" and "including" are not limiting; (ii) "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "date hereof" refers to the date of this Agreement; (iv) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an "Article", "Section", "Clause", "Exhibit" or "Schedule" refer to an Article of, a Section or Clause of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

        Section 11.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 11.5    Specific Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

        Section 11.6    Entire Agreement.    The Transaction Agreements contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, with respect to the transactions contemplated thereby.

        Section 11.7    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights or remedies. Notwithstanding the foregoing, the Buyers shall be third party beneficiaries of Paramount's obligations under Sections 2.2(c)(iii), the parties' obligations under Section 10.4 and the conditions to Closing set forth in Section 8.3(iv).

        Section 11.8    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

        Section 11.9    Governing Law; Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern

District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, any of the other Transaction Agreements or any transaction contemplated hereby and thereby. Each Party agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement or any other Transaction Agreement may not be enforced in or by any of the above-named courts. Each Party irrevocably and unconditionally waives any right to trial by jury with respect to any Legal Proceeding relating to or arising out of this Agreement or any other Transaction Agreement or any of the transactions contemplated hereby or thereby.

        Section 11.10    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 11.11    Further Assurances.    Each of the parties shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first herein above written.

PARAMOUNT ACQUISITION CORP.
By:	/s/ J. JAY LOBELL Name: J. Jay Lobell Title: Chief Executive Officer
BIOVALVE TECHNOLOGIES INC.
By:	/s/ ROBERT J. GONNELLI Name: Robert J. Gonnelli Title: President and Chief Executive Officer
BTI TECH, INC.
By:	/s/ ROBERT J. GONNELLI Name: Robert J. Gonnelli Title: President and Chief Executive Officer
VALERITAS LLC
By:	BIOVALVE TECHNOLOGIES INC., its Manager
By:	/s/ ROBERT J. GONNELLI Name: Robert J. Gonnelli Title: President and Chief Executive Officer

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TABLE OF CONTENTS
Index of Defined Terms
ARTICLE 11 GENERAL PROVISIONS